UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. 1)

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MACQUARIE INFRASTRUCTURE COMPANY LLC

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MACQUARIE INFRASTRUCTURE COMPANY LLC

April 21, 2009

Dear Shareholder:

You are cordially invited to attend our Annual Meeting of Shareholders, which will be held on Thursday, June 4, 2009 at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019.

The following pages contain the formal Notice of the Annual Meeting and our proxy statement. The proxy statement contains important information about the Annual Meeting, the proposals we will consider and how you can vote your LLC interests. Please review this material for information concerning the business to be conducted at the meeting and the nominees for election as directors.

Your vote is very important to us. Whether or not you plan to attend the Annual Meeting, we encourage you to promptly vote and submit your proxy by telephone or by Internet or by completing, signing, dating and returning the enclosed proxy card. This will help us ensure that your vote is represented at the Annual Meeting.

On behalf of the board of directors and management, I extend our appreciation for your participation and interest in Macquarie Infrastructure Company.

Sincerely,

John Roberts
Chairman of the Board of Directors

MACQUARIE INFRASTRUCTURE COMPANY LLC

April 21, 2009

NOTICE OF 2009 ANNUAL MEETING OF SHAREHOLDERS
To Be Held on Thursday, June 4, 2009

Macquarie Infrastructure Company’s 2009 Annual Meeting of Shareholders will be held on Thursday, June 4, 2009 at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019. At the Annual Meeting, we will discuss, and you will vote on, the following proposals:

•	the election of independent directors to our board of directors to serve for a one-year term;
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2009; and
•	the approval of Amendment No. 2 to our Amended and Restated Management Services Agreement, dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1 thereto, dated as of February 7, 2008).

These matters are more fully described in the enclosed proxy statement. The board of directors recommends that you vote FOR the election of directors, the ratification of the independent auditor and the approval of Amendment No. 2 to our Amended and Restated Management Services Agreement.

Only shareholders of record at the close of business on April 7, 2009 will be entitled to notice of, and to vote at, the Annual Meeting and at any subsequent adjournments or postponements. The share register will not be closed between the record date and the date of the Annual Meeting. A list of shareholders entitled to vote at the Annual Meeting is available for inspection at our principal executive offices at 125 West 55th Street, New York, New York 10019.

You will be required to bring certain documents with you to be admitted to the Annual Meeting. Please read carefully the sections in the proxy statement on attending and voting at the Annual Meeting to ensure that you comply with these requirements.

Important Notice Regarding the Availability of Proxy Materials for the
Shareholder Meeting to be Held on June 4, 2009:

The proxy statement and our 2008 annual report are available on our web site at
www.macquarie.com/mic under “Investor Center/Reports and Presentations”

Sincerely,

Heidi Mortensen
General Counsel and Secretary

MACQUARIE INFRASTRUCTURE COMPANY LLC

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Page
2008 Option Exercises	27
Nonqualified Deferred Compensation	27
Potential Payments on Termination or Change in Control	28
Share Ownership of Directors, Executive Officers and Principal Shareholders	32
Audit Committee Report	34
Compensation Committee Report	35
Corporate Governance	36
Corporate Governance Guidelines and Code of Ethics and Conduct	36
Communications With Our Board.	36
Certain Relationships and Related Party Transactions	37
Related Party Transactions Policies	37
Our Relationship With the Macquarie Group	37
Contractual Arrangements With Our Manager	37
Advisory Services from the Macquarie Group	40
Long-Term Debt	41
Derivative Instruments and Hedging Activities	41
Other Transactions	41
Section 16(a) Beneficial Ownership Reporting Compliance	42
Shareholder Proposals for the 2010 Annual Meeting of Shareholders	42
United States Securities and Exchange Commission Reports	42
Other Matters	42
Exhibit A — Amendment No. 2 to the Amended and Restated Management Services Agreement, between Macquarie Infrastructure Company LLC, certain of its subsidiaries and Macquarie Infrastructure Management (USA) Inc., dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1 thereto, dated as of February 7, 2008)	A-1

Macquarie Infrastructure Company LLC is not an authorized deposit-taking institution for the purposes of the Banking Act 1959 (Commonwealth of Australia) and its obligations do not represent deposits or other liabilities of Macquarie Bank Limited ABN 46 008 583 542 (MBL). MBL does not guarantee or otherwise provide assurance in respect of the obligations of Macquarie Infrastructure Company LLC.

On June 25, 2007, all of the outstanding shares of trust stock issued by Macquarie Infrastructure Company Trust, or the trust, were exchanged for an equal number of limited liability company interests in Macquarie Infrastructure Company LLC, and the trust was dissolved. Prior to this exchange of trust stock for limited liability company interests and the dissolution of the trust, all limited liability company interests in the company were held by the trust. Except where the context indicates otherwise, “Macquarie Infrastructure Company,” “we,” “us,” and “our” refer to Macquarie Infrastructure Company LLC, or the company, following the dissolution of the trust and to both Macquarie Infrastructure Company LLC and Macquarie Infrastructure Company Trust prior to that time. References to “shareholders” refer to holders of limited liability company interests, or LLC interests, of Macquarie Infrastructure Company LLC following the dissolution of the trust and to holders of shares of trust stock of Macquarie Infrastructure Company Trust prior to that time.

“Macquarie Group” or “Macquarie” refers to the Macquarie Group of companies, which comprises Macquarie Group Limited and its worldwide subsidiaries and affiliates, including our Manager, Macquarie Infrastructure Management (USA) Inc.

ii

MACQUARIE INFRASTRUCTURE COMPANY LLC
125 West 55th Street
New York, New York 10019

PROXY STATEMENT
For Annual Meeting of Shareholders

VOTING INSTRUCTION AND INFORMATION

This Proxy Statement is furnished in connection with the solicitation of proxies by the board of directors of Macquarie Infrastructure Company LLC, a Delaware limited liability company, for the Annual Meeting of Shareholders of Macquarie Infrastructure Company LLC to be held on Thursday, June 4, 2009 at 11:00 a.m., at the Hilton New York, 1335 Avenue of the Americas, New York, New York 10019 and for any adjournments or postponements of the 2009 Annual Meeting of Shareholders. The notice of Annual Meeting, proxy statement and proxy are first being distributed to shareholders on or about April 22, 2009.

Purpose of Meeting

As described in more detail in this proxy statement, shareholders will vote on the following proposals at the Annual Meeting:

•	the election of independent directors to our board of directors to serve for a one-year term;
•	the ratification of the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2009 and
•	the approval of Amendment No. 2 to our Amended and Restated Management Services Agreement, dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1 thereto, dated as of February 7, 2008).

Internet and Electronic Availability of Proxy Materials

As permitted by the Securities and Exchange Commission, or the SEC, we are sending a Notice of Internet Availability of Proxy Materials, or the Notice, to shareholders who hold LLC interests in “street name” through a bank, broker or other holder of record. All such shareholders will have the ability to access this proxy statement and our 2008 annual report on a website referred to in the Notice or to request a printed set of these materials at no charge. Instructions on how to access these materials over the Internet or to request a printed copy may be found in the Notice.

We first made available the proxy solicitation materials at https://materials.proxyvote.com/55608B on or around April 22, 2009 to all shareholders entitled to vote at the annual meeting. Our 2008 annual report was made available at the same time and by the same methods.

Any beneficial owner may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. If you hold your LLC interests through a bank, broker or another financial institution, refer to the information provided by that entity for instructions on how to elect this option. Choosing to receive future proxy materials by email will save us the cost of printing and mailing documents to shareholders and will reduce the impact of annual meetings on the environment. A shareholder’s election to receive proxy materials by mail or email will remain in effect until the shareholder terminates it.

Procedure for Attending and Voting at the Annual Meeting

All shareholders must bring an acceptable form of government-issued identification, such as a driver’s license, in order to attend our Annual Meeting in person. If you hold LLC interests in “street name” and would like to attend our Annual Meeting, you will also need to bring an account statement or other acceptable evidence of ownership of LLC interests as of the close of business on April 7, 2009, the record date for our Annual Meeting or a valid “legal proxy,” which you can obtain from your broker, bank or other financial institution through which you hold your LLC interests. If you are voting on behalf of another person, including a legal entity, in addition to the above, we must also have received by 5:00 p.m. (EDT) on June 3, 2009 a duly executed proxy from the shareholder of record or beneficial owner appointing you as proxy.

Voting by Proxy

In addition to voting in person, as described above, shareholders of record can vote by proxy by properly completing, signing, dating and returning the enclosed proxy card. If you are a beneficial owner who holds LLC interests in “street name,” you can vote by proxy in any of the following ways:

•	By Internet. The web address for Internet voting can be found on the enclosed proxy card. Internet voting is available 24 hours a day.
•	By Telephone. The number for telephone voting can be found on the enclosed proxy card. Telephone voting is available 24 hours a day.
•	By Mail. Complete, sign, date and return the proxy card supplied by your broker, bank or other financial institution through which you hold your LLC interests.

PLEASE SUBMIT YOUR VOTE BY PROXY NO LATER THAN 5:00 P.M. (EDT) ON JUNE 3, 2009. IF WE DO NOT RECEIVE YOUR PROXY BY THAT TIME, YOUR PROXY WILL NOT BE VALID. IN THIS CASE, UNLESS YOU ATTEND THE ANNUAL MEETING, YOUR VOTE WILL NOT BE REPRESENTED.

The Internet and telephone voting procedures are designed to authenticate shareholders’ identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. We have been advised that the Internet and telephone voting procedures that have been made available to you are consistent with the requirements of applicable law. Shareholders voting by Internet or telephone should understand that, while neither we nor any third party proxy services provider charge fees for voting by Internet or telephone, there may nevertheless be costs, such as usage charges from Internet access providers and telephone companies, which must be borne by the shareholder.

Your proxy will be voted as you direct in your proxy. Proxies returned without voting directions, and without specifying a proxy to attend the Annual Meeting and vote on your behalf, will be voted in accordance with the recommendations of our board. Our board recommends:

•	a vote FOR each of the three nominees for independent director to serve for a one-year term (Proposal 1);
•	a vote FOR the ratification of the selection of KPMG LLP as the company’s independent auditor for the fiscal year ending December 31, 2009 (Proposal 2) and
•	a vote FOR the approval of Amendment No. 2 to our Amended and Restated Management Services Agreement, dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1 thereto, dated as of February 7, 2008) (Proposal 3).

If any other matter properly comes before the Annual Meeting, your proxies will vote on that matter in their discretion.

Revocation of Proxy

You may revoke or change your proxy before the Annual Meeting by:

•	subsequently executing and mailing a new proxy card that is received on a later date and no later than the deadline specified on the proxy card;
•	if you are a beneficial owner, subsequently submitting a new proxy by Internet or telephone that is received by the deadline specified on the proxy card;
•	giving written notice of revocation to the attention of Heidi Mortensen, General Counsel and Secretary, Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, that is received no later than 5:00 p.m. (EDT) on June 3, 2009; or
•	voting in person at our Annual Meeting.

If you need an additional proxy card and are a record holder, contact Heidi Mortensen, our General Counsel, at 212-231-1820; if you are a beneficial owner, contact your bank, broker or other financial institution through which you hold LLC interests.

Approval of Proposals and Solicitation

Each shareholder who owned LLC interests on April 7, 2009, the record date for the determination of shareholders entitled to vote at the Annual Meeting, is entitled to one vote for each LLC interest. On April 7, 2009, we had 44,948,694 LLC interests issued and outstanding that we believe were held by approximately 30,000 beneficial holders.

Quorum

Under the third amended and restated operating agreement of the company, which we refer to as the LLC agreement, the shareholders present in person or by proxy holding a majority of the outstanding LLC interests entitled to vote shall constitute a quorum at a meeting of shareholders of Macquarie Infrastructure Company LLC. Holders of LLC interests are the only shareholders entitled to vote at the Annual Meeting. LLC interests represented by proxies that are marked “abstain” or that are represented by broker non-votes will be counted as present for purposes of determining the presence of a quorum. A broker non-vote occurs when the broker holding LLC interests for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power to vote on that proposal without specific voting instructions from the beneficial owner. Proposals 1 and 2 described in this proxy are “discretionary” items and Proposal 3 described in this proxy is a “non-discretionary” item.

If the persons present or represented by proxies at the Annual Meeting do not constitute a majority of the holders of outstanding LLC interests entitled to vote as of the record date, we will postpone the Annual Meeting to a later date.

Approval of Proposals

Election of Directors.  For the election of directors (Proposal 1), the affirmative vote of at least a plurality of the votes cast on such proposal is required. The LLC agreement provides that shareholders are entitled, at the annual meeting of shareholders of the company, to vote for the election of all of the directors other than the director, and alternate therefor, appointed by our Manager. You may vote FOR or AGAINST any or all director nominees or you may ABSTAIN as to one or more director nominees. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast.

Ratification of the Appointment of the Independent Auditor.  For the ratification of the independent auditor (Proposal 2), the affirmative vote of at least a majority of the votes cast on such proposal is required. An abstention will not be counted as a vote cast. A broker non-vote would also not be counted as a vote cast.

Approval of Amendment No. 2 to Our Amended and Restated Management Services Agreement.  For the approval of Amendment No. 2 to our Amended and Restated Management Services Agreement (Proposal 3), the affirmative vote of at least a majority of the votes cast on such proposal is required. An abstention will be counted as a negative vote cast. A broker non-vote would also be counted as a negative vote cast.

Other Matters.  Any other proposal that properly comes before the Annual Meeting must be approved by the affirmative vote of at least a majority of the votes cast.

Proposals 1 and 2 are “discretionary” items. NYSE member brokers that do not receive instructions from beneficial owners may vote your LLC interests in their discretion. Proposal 3 is a “non-discretionary” item. NYSE member brokers that do not receive instructions from beneficial owners may not vote your LLC interests in their discretion, resulting in a broker non-vote.

All votes will be tabulated by Broadridge Financial Services, the proxy tabulator and inspector of election appointed for the Annual Meeting. Broadridge Financial Services will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Solicitation of Proxies

We will bear the cost of the solicitation of proxies, including the preparation, printing and mailing of this proxy statement and the proxy card. In addition to the solicitation of proxies by mail, solicitation may be made by certain employees of the Macquarie Group by telephone, telegraph or other means and by Strategic Stock Surveillance. These employees will receive no additional compensation for such solicitation, and Strategic Stock Surveillance will receive a fee of $7,500 for its services. The Company will reimburse brokers and other nominees for costs incurred by them in mailing proxy materials to beneficial holders in accordance with the rules of the NYSE.

Delivery of Documents to Shareholders Sharing an Address

If you are the beneficial owner, but not the record holder, of LLC interests, the broker, bank or other financial institution through which you hold your LLC interests may only deliver one copy of this proxy statement and our 2008 annual report to multiple shareholders who share an address unless that nominee has received contrary instructions from one or more of the shareholders. We will deliver promptly, upon written or oral request, to a shareholder at a shared address to which a single copy of the documents was delivered a copy of this proxy statement and our 2008 annual report. A shareholder who wishes to receive a separate copy of the proxy statement and annual report, now or in the future, should submit this request by writing to Macquarie Infrastructure Company LLC, Attn: Investor Relations 125 West 55th Street, New York, NY 10019, or by calling 212-231-1825. If you are a beneficial owner and would like to receive a separate copy of this proxy statement and our 2008 annual report, please contact the broker, bank or other financial institution through which you hold your LLC interests. Beneficial owners sharing an address who are receiving multiple copies of proxy materials and annual reports and who wish to receive a single copy of such materials in the future will also need to contact their broker, bank or other financial institution to request that only a single copy of each document be mailed to all shareholders at the shared address in the future.

PROPOSAL 1:
ELECTION OF DIRECTORS

Board Composition and Independence

Our board of directors, which we sometimes refer to as our board, consists of four directors, three of which are elected by shareholders of the company. The remaining director and our chairman, who is currently John Roberts, is appointed by our Manager under the terms of our management services agreement. Stephen Mentzines was appointed as an alternate chairman by our Manager under the terms of the management services agreement. The three directors elected by shareholders are elected for a one-year term. Norman Brown, George Carmany and William Webb were previously elected as directors by our shareholders at our 2008 Annual Meeting. Their terms expire at this Annual Meeting. The board is composed of a majority of independent directors. In accordance with the listing standards of the New York Stock Exchange (NYSE), to be considered independent, the board must affirmatively determine that a director has no material relationship with the company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the company, and that the director meets other NYSE independence standards. The board specifically considered that one or more of the independent directors may from time to time use the services of our airport parking business at rates generally available to the public. The board also considered the employment of Mr. Webb’s son as a Senior Manager of a division of the Macquarie Group outside of the Macquarie Capital Advisors division and Macquarie Capital Funds group, which is not an executive officer position within the meaning of the NYSE independence standards. In addition, Mr. Webb maintains a private banking relationship with Macquarie Bank Limited, or MBL, an affiliate of our Manager, in an amount that is immaterial to MBL. The board has determined that these relationships are immaterial to a determination of director independence. As a result, the board has determined that each director other than Mr. Roberts and Mr. Mentzines, as Mr. Roberts’ alternate, is independent under the NYSE standards.

Election of Directors

Directors will be elected at this Annual Meeting and will serve a term that expires at our 2010 Annual Meeting. Each of Messrs. Brown, Carmany and Webb has been nominated for re-election.

The following paragraphs set forth information about the business experience and education of our directors and our alternate chairman. The three nominees for election at the Annual Meeting are listed first.

Norman H. Brown, Jr. has served as a director of the company since December 2004. He currently serves as a Member and Senior Managing Director of Brock Capital Group LLC, which provides investment banking services for early stage and middle market companies, a position he has held since December 2003. Mr. Brown’s previous experience comprises over 30 years of experience in the investment banking business. During 2002 and 2003, Mr. Brown attended to private investments. From December 2000 to December 2001, he was Managing Director and Senior Advisor for Credit Suisse First Boston in the Global Industrial & Services Group with new business development responsibility for Latin America. During Mr. Brown’s 15 years at Donaldson, Lufkin & Jenrette Securities Corporation, from June 1985 to December 2000, he was a member of the Mergers & Acquisitions Group, established and headed the Restructuring Group, and headed the Global Metals & Mining Group. Mr. Brown is currently an independent director for W.P. Stewart & Co. Growth Fund, Inc. and is its lead director.

George W. Carmany, III has served as a director of the company since December 2004. Since 1995 he has served as President of G.W. Carmany and Co., Inc., which advises developing companies in the life sciences and financial services industries. Mr. Carmany is a Director of SunLife Financial, Inc. and Senior Advisor to EnGeneIC Pty Ltd. and Brown Brothers Harriman & Co. From 1999 to 2001 he served as Chairman and Chief Executive of Helicon Therapeutics and continued to serve as Chairman of Helicon Therapeutics through August 2005. From 1996 to 1997, he also served as Chairman of the New England Medical Center Hospitals. Mr. Carmany’s previous experience includes over 20 years at the American Express Company, where he held senior positions in its international banking, corporate, and asset management divisions, and nine years at Bankers Trust Company.

William H. Webb has served as a director of the company since December 2004. He has served as a member of the board of directors of Pernod Ricard S.A. since May 2003. Mr. Webb’s previous experience includes over 35 years in managing businesses of the Philip Morris group (now comprising Altria Group, Inc.,

Philip Morris International Inc. and Kraft Foods Inc. following the spin-off of Kraft Foods and Philip Morris International from the Altria Group) around the world. Mr. Webb was Chief Operating Officer for Philip Morris Companies Inc. in New York between May 1997 and August 2002. He also served as Vice Chairman of the board of directors of Philip Morris from August 2001 to August 2002. Mr. Webb has been a consultant to the Altria Group since his retirement from Philip Morris in August 2002.

John Roberts has been a director of the company since April 2004 and the chairman of the board of directors since December 2004. Mr. Roberts joined the Macquarie Group in Sydney in 1991. In 2003, Mr. Roberts became the Global Head of the Macquarie Capital Funds group and in March 2005 became Joint Head of Macquarie Capital Advisors division and directly responsible for the Macquarie Capital Funds group. The Macquarie Capital Funds group manages third party institutional and retail listed and unlisted equity, invested across a board range of asset classes including infrastructure, private equity, communications and real estate. The proportionate enterprise value of the businesses and real estate currently under the management of Macquarie Capital Funds is approximately AUD$170 billion, with the investments located in 26 countries, as of December 31, 2008. Within Macquarie Capital Funds, there are 14 listed and over 30 unlisted funds/vehicles of which, by equity under management, the largest 6 groups are: Macquarie European Infrastructure Funds (MEIF 1, 2 and 3); Macquarie Infrastructure Partners (MIP I and II — North American infrastructure); Macquarie Airports (MAp — international airports); Macquarie Infrastructure Group (MIG — international toll roads); Macquarie Office Trust (MOF — high grade office properties in Australia, US, Western Europe and Japan); Macquarie Countrywide Trust (MCW — grocery anchored retail real estate across Australia, New Zealand, US and Europe).

Stephen Mentzines has served as alternate chairman of the company since November 2007. Mr. Mentzines joined the Macquarie Group in 1998 and has been working in the Macquarie Capital group since that time, with broad-ranging business management and operations responsibility. He spent the first three years principally involved in corporate leasing and lending and, from 2001 to November 2007, he worked within the Macquarie Capital Funds group as its Chief Operating Officer. As Global Chief Operating Officer of the Macquarie Capital Funds group, Mr. Mentzines had responsibility for new funds development, including the development of the Macquarie Capital Funds business in the Middle East, capital raisings and management, operations, finance, legal, compliance, tax, structuring, investor relations, communications and public affairs activities. Since November 2007, Mr. Mentzines has been the Head of the North American Macquarie Capital Funds business which manages seven managed vehicles and over 30 businesses. Mr. Mentzines is currently a director of the Macquarie Power & Infrastructure Income Fund and serves on the investment committees for five of the Macquarie Group’s North American unlisted managed vehicles.

Recommendation of the Board

Our board recommends that you vote FOR the election of each of Messrs. Brown, Carmany and Webb to our board as directors for a term ending at our 2010 Annual Meeting. An affirmative vote of at least a plurality of the votes cast on Proposal 1 is required for these elections.

PROPOSAL 2:
RATIFICATION OF SELECTION OF INDEPENDENT AUDITOR

General

Our board has recommended and asks that you ratify the selection of KPMG LLP as our independent auditor for the company for the fiscal year ending December 31, 2009. You would be so acting based on the recommendation of our audit committee.

KPMG LLP was engaged by us following our initial public offering in December 2004 to audit our annual financial statements for the 2004 fiscal year and was appointed by our audit committee and ratified by shareholders to audit our annual financial statements for each subsequent fiscal year. Based on its past performance during these audits, the audit committee of the board has selected KPMG LLP as our independent auditor to perform the audit of our financial statements and our internal control over financial reporting for 2009. KPMG LLP is a registered public accounting firm.

The affirmative vote of a majority of the votes cast on the proposal is required to ratify the appointment of KPMG LLP. If you do not ratify the selection of KPMG LLP, our board will reconsider its selection of KPMG LLP and may, but is not required to, make a new proposal for an independent auditor.

Representatives of KPMG LLP are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to questions.

Fees

The chart below sets forth the total amount paid or payable by us to KPMG LLP in connection with the audit of our consolidated financial statements for the years indicated below and the total amounts billed to us by KPMG LLP for other services performed in those years, breaking down these amounts by category of service:

	2008	2007
Audit Fees(1)	$3,168,500	$3,397,500
Audit-Related Fees(2)	237,500	353,250
Tax Fees(3)	6,957	18,575
All Other Fees	—	—
Total	$3,412,957	$3,769,325

(1)	“Audit Fees” are fees paid to KPMG LLP for professional services for the audit of our consolidated financial statements included in our annual reports on Form 10-K and the audit of our internal control over financial reporting as well as the review of financial statements included in our quarterly reports on Form 10-Q.
(2)	“Audit-Related Fees” are fees billed by KPMG LLP for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements, including in connection with attestation reports on fees paid to our Manager and in connection with our operating businesses and the audit of our 401(k) Plans. The amounts do not include fees related to the audit of IMTT, our 50% equity investment. These fees were $311,500 in 2007 and are expected to be approximately $330,000 for 2008.
(3)	“Tax Fees” represent fees for IRS audit support services in 2007 and the preparation of state amended returns for our airport services business in 2008.

Pre-Approval Policies and Procedures

The audit committee has established policies and procedures for its appraisal and approval of audit and non-audit services. The Audit Committee has the sole authority to pre-approve any audit and non-audit services to be provided by any registered public accounting firm. The audit committee has delegated to the chairman of the committee the authority to approve additional audit and non-audit service of KMPG LLP and any additional accounting firms. The delegation is limited to an aggregate of $50,000 in fees at any one time outstanding and not ratified by the audit committee, and confirmation of compliance with independence standards. The audit committee or its chairman has pre-approved all of the services provided by KPMG LLP since its engagement. All other audit-related, tax and other engagements may be approved by the audit committee prospectively.

In making its recommendation to ratify the selection of KPMG LLP as our independent auditor for the fiscal year ending December 31, 2009, the audit committee has considered whether the services provided by KPMG LLP are compatible with maintaining the independence of KPMG LLP and has determined that such services do not interfere with KPMG LLP’s independence.

Recommendation of the Board

Our board recommends that, based on the recommendation of the audit committee, you vote FOR the ratification of the selection of KPMG LLP to serve as our independent auditor for the company for the fiscal year ending December 31, 2009.

PROPOSAL 3:
APPROVAL OF AMENDMENT NO. 2 TO OUR MANAGEMENT SERVICES AGREEMENT

General

Our board has recommended and asks that you approve Amendment No. 2 (“Amendment No. 2”) to our Amended and Restated Management Services Agreement, dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1 thereto, dated as of February 7, 2008), which we will execute upon approval of a majority of our LLC interests present at the meeting in person or by proxy.

A summary of the significant features of Amendment No. 2, assuming your approval at the Annual Meeting, is provided below, but is qualified in its entirety by the full text of the Amendment attached as Exhibit A hereto.

Summary

Pursuant to the terms and conditions of our Amended and Restated Management Services Agreement, our Manager is responsible for our day-to-day operations and affairs and oversees the management teams of our operating businesses.

We pay our Manager a base management fee based primarily on our average market capitalization over the last 15 trading days of each fiscal quarter. In addition, our Manager can also earn a performance fee if the quarterly total return for our shareholders (capital appreciation plus dividends) exceeds the quarterly total return of a weighted average of two benchmark indices, a U.S. utilities index and a European utilities index, weighted in proportion to our U.S. and non-U.S. equity investments, also calculated over last 15 trading days of each fiscal quarter.

Our Manager has the right but not the obligation to reinvest all or a portion of its base management fee or performance fee for any fiscal quarter in LLC interests. The price at which these LLC interests would be issued is currently the volume weighted average trading price over the 15 trading days beginning on the trading day immediately following a record date for the payment of cash dividends following that quarter or, if no dividend is declared, the 15 trading days beginning on the third trading day following an earnings release date related to that quarter.

Amendment No. 2 alters the measurement period for determining at what price a reinvestment of the base management fees and/or performance fees in LLC interests will be made, as well as corresponding provisions related to notice and issuance dates. Historically, the start of the measurement period for determining the price at which LLC interests are issued upon our Manager’s reinvestment of fees has been in excess of eight weeks following the end of the measurement period for determining the amount of such fees and, in the absence of dividends, would be in excess of five weeks thereafter. Due to the volatility in the market price of our LLC interests, particularly over the last three fiscal quarters, we are concerned that continuing to use different measurement periods for determining the amount of fees and the number of shares issued could result in substantial dilution to existing shareholders if our Manager elects to reinvest its fees in LLC interests. We are proposing, with the agreement of our Manager, to align the measurement period for determining the price for our Manager’s reinvestment in LLC interests with the measurement period for determining the amount of our Manager’s fees, that is, the volume weighted average trading price over last 15 trading days of each fiscal quarter. As a result of changing the measurement period, the date on which any LLC interests are issued by us to the Manager is also proposed to be changed, to the seventh business day after the date the Manager notifies our Compensation Committee of its election to reinvest its base management and/or performance fees in LLC interests.

Please see Exhibits 10.1 and 10.2 to our Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC on February 27, 2009, for the full terms of our Amended and Restated Management Services Agreement.

Recommendation of the Board

Our board recommends that you vote FOR the approval of Amendment No. 2 at our 2009 Annual Meeting. An affirmative vote of at least a majority of the votes cast on Proposal 3 is required for it to be adopted.

BOARD OF DIRECTORS AND EXECUTIVE OFFICERS

Certain Information Regarding Our Directors and Executive Officers

The name and age of each director, including the alternate chairman, and each executive officer and the positions held by each of them as of March 31, 2009 are as follows:

Director	Age	Serving as Officer, Director or Alternate Since	Position
John Roberts	50	April 2004	Chairman/Director
Norman H. Brown, Jr.	62	December 2004	Director
George W. Carmany, III	69	December 2004	Director
William H. Webb	69	December 2004	Director
Stephen Mentzines	49	November 2007	Alternate Chairman
Peter Stokes	42	April 2004	Chief Executive Officer
Todd Weintraub	45	November 2008	Chief Financial Officer

Executive Officers

Peter Stokes was appointed chief executive officer of the company in April 2004. Mr. Stokes is seconded to the company as chief executive officer by our Manager under the terms of our management services agreement. He joined the Macquarie Group in 1991 and has worked in various asset finance roles in the Sydney and New York offices. Prior to being seconded to the company, Mr. Stokes was seconded to work in 1997 for Macquarie Capital (USA) Inc. (formerly Macquarie Securities (USA) Inc.), a NASD-registered broker-dealer, where he was responsible for transaction execution and equity syndication within its asset finance practice, and from 2002 to 2003 served as co-global head of its asset finance practice.

Todd Weintraub was appointed chief financial officer of the company in November 2008. He joined the Macquarie Group in May 2005 acting as Vice President of Finance for the company, reporting to the chief financial officer. Mr. Weintraub has also served as the company’s principal accounting officer since September of 2006. Before joining Macquarie he was the Director of Accounting at Pathmark Foods from February 2004 to May 2005 and from January 2000 to December 2002 was the Chief Financial Officer of United Natural Foods, Inc. (NASDAQ: UNFI).

Board Meetings and Committees

Our board has met 16 times in total in 2008. All directors attended at least 75% of the combined board and committee meetings on which they served in 2008, except as follows. Mr. Webb attended two of the three nominating and corporate governance committee meetings held during 2008. In addition, it is the policy of our board that our directors are expected to use reasonable efforts to attend the Annual Meeting of Shareholders. All of our directors attended our 2008 Annual Meeting.

The LLC agreement gives our board the authority to delegate its powers to committees appointed by the board. All of our committees are composed solely of independent directors. Our committees are required to conduct meetings and take action in accordance with the directions of the board, the provisions of our LLC agreement and the terms of the respective committee charters. We have three standing committees: the audit committee, the compensation committee and the nominating and corporate governance committee. Copies of all committee charters, including the nominating and corporate governance committee charter, are available on our website at www.macquarie.com/mic under “Investor Center/Governance,” and in print from us without charge upon request by writing to Investor Relations at our principal executive offices at 125 West 55th Street, New York, New York 10019. The information on our website is not, and shall not be deemed to be, incorporated by reference into this proxy statement or incorporated into any other filings that the company makes with the SEC.

Audit Committee.  The audit committee is comprised entirely of independent directors who meet the independence requirements of the NYSE and Rule 10A-3 of the Securities Exchange Act of 1934, or the Exchange Act, and includes at least one “audit committee financial expert,” as required by applicable SEC regulations. The audit committee is responsible for, among other things:

•	retaining and overseeing our independent accountants;
•	assisting the company’s board of directors in its oversight of the integrity of our financial statements, the qualifications, independence and performance of our independent auditors and our compliance with legal and regulatory requirements;
•	reviewing and approving the plan and scope of the internal and external audit;
•	pre-approving any audit and non-audit services provided by our independent auditors;
•	approving the fees to be paid to our independent auditors;
•	reviewing with our chief executive officer and chief financial officer and independent auditors the adequacy and effectiveness of our internal controls;
•	preparing the audit committee report to be filed with the SEC;
•	reviewing and assessing annually the audit committee’s performance and the adequacy of its charter; and
•	serving as a qualified legal compliance committee.

Messrs. Brown, Carmany and Webb serve on our audit committee, and the board has determined that both Mr. Brown and Mr. Carmany qualify as audit committee financial experts as defined by the SEC. The audit committee met 11 times during 2008.

Compensation Committee.  The compensation committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. In accordance with the compensation committee charter, the members are “outside directors” as defined in Section 162(m) of the Internal Revenue Code of 1986, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include:

•	reviewing our Manager’s performance of its obligations under the management services agreement;
•	reviewing the remuneration of our Manager;
•	determining the compensation of our independent directors;
•	granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals; and
•	making recommendations to the board regarding equity-based and incentive compensation plans, policies and programs of the company.

Our compensation committee may delegate any of its authority and duties described above to subcommittees or individual members of the committee, as it deems appropriate and in accordance with applicable laws and regulations. Additionally, our board of directors has adopted a policy pursuant to which it has delegated authority to make decisions relating to compensation plans and agreements (other than long-term incentive compensation or equity plans) to members of the company’s senior management, or where appropriate, to the boards of directors of our individual businesses. This delegation of authority applies with respect to company employees of our operating businesses, who are not members of the company’s senior management.

The compensation committee has not engaged compensation consultants to provide advice with respect to the form or amount of director compensation. The form and amount of director compensation was established prior to our initial public offering and has not changed.

Messrs. Brown, Carmany and Webb serve on our compensation committee. The compensation committee met six times during 2008.

Nominating and Corporate Governance Committee.  The nominating and corporate governance committee is comprised entirely of independent directors who meet the independence requirements of the NYSE. The nominating and corporate governance committee is responsible for, among other things:

•	recommending the number of directors to comprise the board of directors;
•	identifying and evaluating individuals qualified to become members of the board of directors, other than our Manager’s appointed director and his alternate, and soliciting recommendations for director nominees from the chairman and chief executive officer of the company;
•	recommending to the board the director nominees for each annual shareholders’ meeting, other than our Manager’s appointed director and his alternate;
•	recommending to the board of directors the candidates for filling vacancies that may occur between annual shareholders’ meetings, other than our Manager’s appointed director and his alternate;
•	reviewing independent director compensation and board processes, self-evaluations and policies;
•	overseeing compliance with our code of ethics and conduct by our officers and directors; and
•	monitoring developments in the law and practice of corporate governance.

Messrs. Brown, Carmany and Webb serve on our nominating and corporate governance committee. The nominating and corporate governance committee met three times during 2008.

Compensation Committee Interlocks and Insider Participation

None of the members of our compensation committee are, or have been, an employee of the company. During 2008, no member of our compensation committee had any relationship with the company requiring disclosure under Item 404 of Regulation S-K. None of the company’s executive officers or members of the company’s board of directors has served as a member of a compensation committee (or if no committee performs that function, the board of directors) of any other entity that has an executive officer serving as a member of the company’s board of directors or compensation committee.

Executive Sessions of Our Board

Our corporate governance guidelines provide that the non-management directors will meet without management directors at regularly scheduled executive sessions at least quarterly and at such other times as they deem appropriate. To the extent that any non-management directors are not independent, the independent directors will meet in regularly scheduled executive sessions at least once annually. In accordance with our corporate governance guidelines, the lead independent director, or alternatively, the chairman of the audit committee, nominating and corporate governance committee or compensation committee, will preside at these executive sessions of the non-management directors as determined by the non-executive directors based upon the subject matter to be discussed. Mr. Webb presided, and continues to preside, over these sessions. Our non-management directors met six times during 2008.

Minimum Shareholding Guidelines

Our board, upon the recommendation of our nominating and corporate governance committee, has adopted stock ownership guidelines to align the interests of our non-management directors with the interests of our shareholders. Non-management directors are required to hold LLC interests with a value equal to $300,000, based on the closing price of the LLC interests on the NYSE on the later of the date of adoption of the policy and the date such director is first elected or appointed to the board. Non-management directors have up to five years to meet these requirements provided that LLC interests with a value of at least $50,000 should be owned within the first year. Our non-management directors are each in compliance with this policy.

Nominations of Directors

As provided in its charter, the nominating and corporate governance committee will identify and recommend to the board nominees for election or re-election to the board. The committee will review candidates for the board recommended by the company’s management and other members of the board who are not members of the committee, as well as candidates recommended by shareholders, in accordance with the following criteria and as discussed in “Shareholder Nominations of Directors” below.

The nominating and corporate governance committee, in making its recommendations, may consider some or all of the following factors, among others:

•	the candidate’s judgment, skill, diversity and experience with other organizations of comparable purpose, complexity and size, and subject to similar legal restrictions and oversight;
•	the relationship of the candidate’s experience to the experience of other board members;
•	the extent to which the candidate would be a valuable addition to the board and any committees thereof;
•	whether or not the person has any relationships that might impair his or her independence, including any business, financial or family relationships with the Manager or the company’s management; and
•	the candidate’s ability to contribute to the effective management of the company, taking into account the needs of the company and such factors as the individual’s experience, perspective, skills, and knowledge of the industry in which the company operates.

In recommending candidates for election as directors, the nominating and corporate governance committee will also take into consideration the need for the board of directors to have a majority of directors that are independent under the requirements of the NYSE and other applicable laws, and at least three directors that are independent under these requirements and are not appointed by the Manager pursuant to the terms of the management services agreement or otherwise affiliated with our Manager or the Macquarie Group.

In addition, the nominating and corporate governance committee will recommend candidates for election as directors based on the following criteria and qualifications:

•	Financial Literacy. Such person should be “financially literate” as such qualification is interpreted by the board of directors in its business judgment.
•	Leadership Experience. Such person should possess significant leadership experience, such as experience in business, finance/accounting, law, education or government, and shall possess qualities reflecting a proven record of accomplishment and ability to work with others.
•	Commitment to Our Company’s Values. Such person shall be committed to promoting our financial success and preserving and enhancing our reputation as a leader in the infrastructure sector, and shall be in agreement with our values as embodied in our code of ethics and conduct.
•	Absence of Conflicting Commitments. Such person should not have commitments that would conflict with the time commitments of a director of our company.
•	Complementary Attributes. Such person shall have skills and talents which would be a valuable addition to the board and any committees thereof and that shall complement the skills and talents of our existing directors.
•	Reputation and Integrity. Such person shall be of high repute and integrity.

Under the corporate governance guidelines, directors must inform the chairman of the board and the chairman of the nominating and corporate governance committee in advance of accepting an invitation to serve on another public company board or any committee thereof. In addition, no director may sit on the board, or beneficially own more than a 5% equity interest in (other than through mutual funds or similar non-discretionary, undirected arrangements) any competitor of the company in our principal lines of business.

Shareholder Nominations of Directors

To make a director nomination, a shareholder must give written notice to our Secretary at our principal executive office at 125 West 55th Street, New York, New York 10019. To be considered for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders, shareholder nominations must be received by the company no later than February 4, 2010.

When directors are to be elected at a special meeting, such notice must be given not earlier than the 120th day prior to such special meeting and not later than the close of business on the later of the 90th day prior to such special meeting or the 10th day following the day on which a public announcement is first made of the date of the special meeting and of the nominees proposed by the board to be elected at such meeting.

In addition to any other requirements, for a shareholder to properly bring a nomination for director before either an annual or special meeting, the shareholder must be a shareholder of record on both the date of the shareholder’s notice of nomination and the record date relating to the meeting.

The shareholder submitting the recommendation must submit:

•	the shareholder’s name and address as they appear on the share register of the company, as well as the name and address of the beneficial owner, if any, on whose behalf the nomination is made;
•	the number of LLC interests which are owned beneficially and of record by such shareholder and such beneficial owner, if any; and
•	a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons pursuant to which the recommendation is being made by the shareholder.

In addition, any such notice from a shareholder recommending a director nominee must include the following information:

•	the candidate’s name, age, business address and residence address;
•	the candidate’s principal occupation or employment;
•	the number of LLC interests that are beneficially owned by the candidate;
•	a copy of the candidate’s resume;
•	a written consent from the candidate to being named in the proxy statement as a nominee and to serving as director, if elected; and
•	any other information relating to such candidate that would be required to be disclosed in solicitations of proxies for election of directors under the federal securities laws, including Regulation 14A of the Securities Exchange Act of 1934, as amended.

We may require any proposed nominee to furnish any additional information that we reasonably require to enable our nominating and corporate governance committee to determine the eligibility of the proposed nominee to serve as a director. Candidates are evaluated based on the standards, guidelines and criteria discussed above as well as other factors contained in the nominating and corporate governance committee’s charter, our corporate governance guidelines, other of our policies and guidelines and the current needs of the board.

DIRECTOR COMPENSATION

The following table sets forth the compensation payable by us to our independent directors for service during the fiscal year ended December 31, 2008.

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Total ($)
Norman H. Brown, Jr.	90,000	150,560	240,000
George W. Carmany, III	81,500	150,560	231,500
William H. Webb	74,000	150,560	224,000

(1)	Amounts calculated in accordance with FAS 123R. On May 27, 2008, each independent director was granted 4,705 LLC interest units, resulting in an aggregate grant of 14,115 LLC interest units. These LLC interest units, which equal $150,000 per director divided by the average price for the ten business days preceding the grant date, being $31.88 per LLC interest, vest on the day immediately preceding our 2009 annual meeting of shareholders. Upon vesting of the restricted LLC interest units, each director has the right to receive 4,705 LLC interests, which had a market value of $17,738 based on the per share closing sale price on the NYSE of our LLC interests on December 31, 2008. These are the only equity grants by the company to directors that were outstanding at December 31, 2008.

We do not compensate Mr. Roberts or Mr. Mentzines for their service as Chairman and Alternate Chairman of our board of directors, respectively.

Independent Directors Fees

Our independent directors each receive annual cash retainers of $50,000 for service on the board, payable in equal quarterly installments, as well as cash compensation for attendance at committee meetings and an annual retainer for service as committee chairman. The independent directors’ equity plan provides for automatic, non-discretionary awards of director LLC interest units as an additional fee for the independent directors’ services on the board. Directors (including the chairman and the alternate chairman appointed by our Manager) are reimbursed for reasonable out-of-pocket expenses incurred in attending meetings of the board of directors or committees and for any expenses reasonably incurred in their capacity as directors and alternate chairman, respectively. The company also reimburses directors for all reasonable and authorized business expenses in accordance with the policies of the company as in effect from time to time. Our chairman and the alternate chairman appointed by our Manager do not receive any compensation for service on our board.

Messrs. Brown, Carmany and Webb have been independent directors since the closing of our initial public offering in December 2004. Each member of the company’s various standing committees also receives the following compensation related to service on these committees:

•	for attending a committee meeting in person (if any): $3,000 for each meeting of the audit committee; $2,000 for each meeting of the nominating and corporate governance committee; and $2,000 for each meeting of the compensation committee; and
•	for attending a telephonic committee meeting (if any): $1,500 for each meeting of the audit committee; $1,000 for each meeting of the nominating and corporate governance committee; and $1,000 for each meeting of the compensation committee.

The chairperson of the audit committee, nominating and corporate governance committee and compensation committee also receive an annual cash retainer, payable in equal quarterly installments, of $5,000, $2,000 and $2,000, respectively.

Independent Directors’ Equity Plan

The company’s independent directors’ equity plan provides for automatic, non-discretionary awards of director LLC interest units as an additional fee for the independent directors’ services on the board. The purpose of this plan is to promote the long-term growth and financial success of the company by attracting, motivating and retaining independent directors of outstanding ability.

Only independent directors may participate in the plan. Three of our directors, Messrs. Brown, Carmany and Webb, are eligible to participate in the plan. The chairman of the board of directors administers the plan. If the chairman is eligible for any awards under the plan, the plan will be administered by the most senior member of the board with respect to length of service who is not eligible for any awards under the plan. The administrator has the authority to adopt rules and regulations that he or she considers necessary or appropriate to carry out the purposes of the plan and to interpret the plan. The administrator may also delegate some or all of his or her authority under the plan to an officer of the company.

On May 27, 2008, each independent director received 4,705 director LLC interest units. These units will vest on the day immediately preceding the 2009 Annual Meeting. In addition, each independent director nominee will be eligible to receive, upon election, a grant of director LLC interest units equal to $150,000 divided by the average of the closing sale price on the NYSE of one LLC interest during the ten-day period immediately preceding the date of our 2009 Annual Meeting. Generally, units granted at each annual meeting of shareholders will vest (assuming continued service of the director) on the day immediately preceding the next annual meeting of shareholders held following the date of grant.

If a director’s service on the board terminates by reason of death or disability or in the event of a business combination (as defined in the Company’s LLC agreement) of the company during the director’s service, the director LLC interest units will vest immediately.

We credit director LLC interest units to a bookkeeping account. No interest or dividends accrue or are credited to any director LLC interest units or the director’s account. As soon as practicable following vesting, we will settle director LLC interest units by delivering to the director the equivalent whole number of LLC interests. Units cannot be settled in cash or any other kind of consideration. Prior to settlement, directors do not have the rights of a shareholder in any LLC interest corresponding to the director units.

The plan will expire on December 15, 2014, which is the tenth anniversary of the date on which the plan was approved by shareholders. The administrator may amend or terminate the plan at any time. However, the administrator may not amend the plan without a director’s consent if the amendment would adversely affect the director’s rights to previously granted awards.

COMPENSATION DISCUSSION AND ANALYSIS

General

Our company has a management services agreement with our Manager, a member of the Macquarie Group. The management services agreement defines our Manager’s duties and responsibilities and is subject to the oversight and supervision of our company’s Board of Directors. Our Manager is responsible for the conduct of our company’s day-to-day business and affairs and is entitled to receive base and performance fees for the provision of its services. These fees are set forth below under “Certain Relationships and Related Party Transactions.” The Macquarie employees who serve as our chief executive officer and our chief financial officer have been assigned, or seconded, to us by our Manager and they have a fiduciary duty to act in the best interests of our company. While these employees derive profit share allocations from Macquarie Group Limited, there is a strong alignment of interest between these employees and our shareholders. The interests of Macquarie and our executive officers are aligned with the interest of our shareholders for the following reasons:

•	Our company pays management and performance fees to Macquarie in accordance with the management services agreement. Management fees are linked to market capitalization of our company and performance fees are paid based on the ongoing out-performance of our company relative to a utilities benchmark.
•	Changes in the market capitalization of our company results in corresponding changes in the base management fee for our Manager.
•	Macquarie holds a significant interest in our company and has reinvested its fees in our company’s shares. At March 31, 2009, Macquarie had a 7.1% interest in our company.
•	The staff of Macquarie’s advisory group understand that the relationship with Macquarie-managed entities is a long-term and recurring one and important to Macquarie’s welfare as a whole. They take a long-term approach to adding value in connection with the managed entities rather than solely focusing on the fees that would result from any one transaction.
•	The compensation system adopted by Macquarie, discussed in detail below, links the compensation of our executive officers to our performance.

We do not pay any compensation to our executive officers. Instead, we pay our Manager the management fees discussed above. The company does not have any employees. Peter Stokes, our chief executive officer, Todd Weintraub, our chief financial officer and Francis T. Joyce, our former chief financial officer, are or were each employed by Macquarie and are or were seconded to us on a permanent, wholly-dedicated basis. Under our management services agreement, the services performed for the company by our Manager are provided at its expense, including all of the compensation of our seconded executive officers.

Peter Stokes has served as our chief executive officer since our inception in 2004 and Todd Weintraub was appointed chief financial officer effective November 25, 2008, although he joined Macquarie effective May 16, 2005. Compensation information for Mr. Weintraub has been provided for the entire fiscal 2008 year. Francis T. Joyce resigned from his position as our chief financial officer effective November 24, 2008 in connection with his entry into a separation agreement with Macquarie concurrently with a general reduction in staff. The purpose of this compensation discussion and analysis is to provide our investors with information about the components of the compensation paid to our executive officers by Macquarie, and the policies and objectives served by Macquarie’s compensation program.

Objectives of Macquarie’s Compensation Program

The elements of the compensation program for our executive officers derive from the general program established for employees of Macquarie. Macquarie’s approach to compensation is designed to drive shareholder returns over the short and long term, both for Macquarie Group Limited shareholders as well as for shareholders of the entities managed by Macquarie such as holders of our LLC interests.

Macquarie aims to drive shareholder return by focusing on two main objectives. The first objective is to align the interest of staff and shareholders. The second objective is to attract and retain high quality staff.

Macquarie aims to grow total returns for its shareholders by aligning the interest of staff and shareholders by motivating staff through its compensation policy to increase Macquarie’s net profit after tax while sustaining a high relative return on ordinary equity. Growing net profit after tax and sustaining a high return on ordinary equity are fundamental drivers of total shareholder returns for Macquarie shareholders. These twin objectives encourage executives to expand existing businesses and establish promising new activities.

Fees derived from entities managed by Macquarie represent part of Macquarie’s net profit after tax. Management fees earned by Macquarie under our management services agreement are driven by the market capitalization of our LLC interests and performance fees are driven by ongoing out-performance over a utilities benchmark. As a result, incentives designed to drive Macquarie net profit after tax also serve to align the interests of our executive officers with those of our shareholders.

Macquarie also endeavors to attract high quality executives and to retain them by offering a competitive performance-driven compensation package that encourages long-term commitment to Macquarie and Macquarie-managed entities and superior performance. We believe that our ongoing performance is critically dependent on the skill, experience and caliber of Macquarie’s team of experienced executives, such as our executive officers, for whom Macquarie must compete in the world’s major financial centers.

Six key principles in Macquarie’s compensation approach assist with the objective of driving shareholder returns by aligning the interests of staff and shareholders and by attracting and retaining high quality staff:

•	Providing compensation arrangements which are competitive on a global basis with Macquarie’s peers;
•	Ensuring a significant amount of compensation is at risk and solely dependent on performance. In the case of our executive officers, performance is assessed with reference to the performance of our company, including the performance of our underlying businesses;
•	Creating a profit share pool that is linked to the key drivers of shareholder returns, namely Macquarie’s profitability and return on equity in excess of the cost of capital, which is linked to our market performance;
•	Providing for staff equity purchases or option participation that creates identification with shareholder interest;
•	Providing consistency over time to ensure staff have the confidence that efforts over multiple years will be rewarded; and
•	Providing retention and deferral arrangements that encourage a long-term commitment to Macquarie and hence to shareholders.

In addition, retained profit share is notionally invested in the stock of Macquarie-managed entities, in the case of executive directors such as Mr. Stokes, to further align executive directors’ interests with those of shareholders.

Responsibility for Macquarie’s Compensation Program

The Board of Directors of Macquarie Group Limited, or the Macquarie Board, has established a Board Remuneration Committee, or the Committee, whose objective is to assist the Macquarie Board with Macquarie’s compensation policies and practices. The Committee approves all individual compensation and profit share recommendations for executive directors such as Mr. Stokes, all individual promotion and performance option grants to staff, other compensation recommendations made outside of Macquarie’s policy relating to individuals or groups of individuals (unless required to be approved by the Macquarie Board), material changes to pension arrangements and changes to compensation policies not requiring full Macquarie Board approval.

Responsibility for the determination of individual compensation and profit share recommendations for associate directors and division directors, such as Todd Weintraub and Francis T. Joyce, rests with the Head of the Macquarie Corporate Affairs Group and the Head of the Macquarie Capital Group, respectively. These recommendations are subject to central review by Macquarie’s Remuneration and Promotions Committee, a central committee of management. The recommendations are ultimately approved by the Committee, individually in the case of performance and promotion option grants and in aggregate in the case of fixed remuneration changes and profit share allocations.

Based on a review of the analyses and conclusions regarding executive director compensation provided by the Macquarie Board Remuneration Committee in 2008, the non-executive directors of the Macquarie Board determined that for executive directors, like Mr. Stokes, compensation was appropriate and that it was structured in a way that encouraged the overall objective of driving short and longer term shareholder returns of Macquarie by aligning the interest of executive directors with those of shareholders and by attracting and retaining high quality staff.

Elements of Macquarie’s Compensation Program

Macquarie’s executive compensation program consists of the following elements: fixed compensation, annual profit share, including retained amounts, and equity compensation. We describe each of these below.

Fixed Compensation

Fixed compensation for our named executive officers consists of annual base salary. It also includes the following additional benefits that Macquarie believes are customarily provided by employers in the United States: life insurance, accidental death, disability and dismemberment (AD&D) insurance, long-term and short-term disability insurance, medical, dental and vision coverage and matching employer contributions under Macquarie’s 401(k) retirement plan.

Annual base salary takes into consideration the role of the individual and market conditions. However, fundamental to Macquarie’s compensation philosophy is the principle that a significant amount of the compensation be at risk and dependent upon performance.

The increases in Mr. Stokes’s base salary from 2006 through 2008 reflect, in Macquarie’s judgment, current market levels for executives of Mr. Stokes’s capability. Mr. Weintraub’s base salary for 2008 reflects, in Macquarie’s judgment, current market levels for executives of Mr. Weintraub’s capability. Mr. Joyce’s increases in base salary from 2006 through 2008 reflected fairly typical cost of living increases.

Annual Profit Share

Macquarie has profit share arrangements for staff such as Mr. Stokes, Mr. Weintraub and Mr. Joyce to encourage superior performance. Each year the profit share pool is determined by reference to Macquarie’s net profit after tax and excess return over the cost of ordinary equity for the period from April 1 of the prior year to March 31 of the year in which profit share is determined. The proportion of after tax profit and the proportion of earnings in excess of Macquarie’s cost of capital that are incorporated in the profit share calculation are reviewed at least annually. The profit share pool is allocated to business groups based primarily on their relative contributions to profits taking into account capital usage.

The portion of the profit share pool for each group is then allocated to individuals within that group on a discretionary basis. The effect of this profit sharing is to provide substantial incentives in relation to superior performance, but low or no participation for less satisfactory performance. Superior performance looks at a range of indicators that go beyond financial performance, including leadership and upholding Macquarie’s goals and values. For senior executives, this means that a large part of their remuneration each year is performance-based and “at risk,” providing significant alignment of their interests with those of Macquarie Group Limited shareholders and, through the fee incentives in our management services agreement, our shareholders.

Our executive officers participate in either the Macquarie Capital Group or Macquarie Corporate Affairs Group profit share pool, based on the business unit within Macquarie to which they are assigned. The profit share pool allows Macquarie to reward all staff who have contributed to the growth of Macquarie-managed entities. The profit share pool also creates incentives for, and encourages long-term commitment among, executives working in the interests of Macquarie-managed entities that may experience some short-term market underperformance or other short-term declines in profitability due to macroeconomic factors or other extraordinary circumstances, even though the underlying assets may be performing well.

The level of profit share received by our executive officers is driven predominantly by their individual contribution to the performance of our company taking into account the following elements:

•	operational performance of our underlying businesses;
•	management and leadership of our company and the businesses under the control of our company;
•	acquisitions and the subsequent management of those businesses to ensure performance is in line with the acquisition business plans;
•	effective capital management; and
•	factors relating to Macquarie’s and the company’s reputation and track record.

There is no formulaic approach to determining our executive officers’ share of the profit share pool. It is completely discretionary and is determined based upon the recommendation of the Head of the Macquarie Capital Group in the case of Mr. Stokes and Mr. Joyce and the head of the Macquarie Corporate Affairs Group in the case of Mr. Weintraub taking into account the factors outlined above as well as input from the company’s independent directors regarding the performance of our executive officers.

Our executive officers’ profit share was determined with respect to Macquarie Group Limited’s fiscal years ended March 31 of each year and therefore does not reflect subsequent events or our performance for the remainder of each year.

For Macquarie’s fiscal years ended March 31, 2006, 2007 and 2008, the Head of the Macquarie Capital Group made a recommendation in relation to Mr. Stokes’s profit share to Macquarie Group Limited’s Chief Executive Officer and the Macquarie Board Remuneration Committee based on the factors outlined above. Recommendations for Mr. Stokes generally take into account the following factors:

•	the growth in available cash in our underlying businesses;
•	the effective management and leadership over the operation of our company and our underlying businesses;
•	the acquisitions of new businesses and growth in existing businesses;
•	degree of success in optimizing the capital structure of our company and businesses, including:
•	successful refinancings
•	successful equity offerings; and
•	the performance during the period of our LLC interests compared to utilities index benchmarks used in determining performance fees payable to our Manager.

Recommendations also take into account Mr. Stokes’s role in maintaining and growing the reputation and brand awareness of the company and Macquarie as a leading manager and owner of infrastructure investments in North America.

The specific factors considered in determining Mr. Weintraub’s profit share for 2008 were his coordination and management of compliance with the United States Securities and Exchange Commission’s requirements for regular reporting, the filing of a shelf registration of the Company’s securities and the issuance of common stock under such shelf registration, as well as his stewardship of the Company’s accounting function, including staff management, identification and resolution of accounting issues and implementation of and compliance with new accounting standards.

The specific factors considered in determining Mr. Joyce’s profit share for 2006, 2007 and 2008 were his leadership of the finance function of our company, including coordination of internal controls over financial process and management of the internal and external audit function, his development and leadership of our finance team and the finance teams of our operating businesses and his management of the integration of acquired businesses’ financial processes into our company.

Increased profit share for Mr. Stokes in 2007 over 2006 and for Mr. Joyce over the amount set forth in his employment agreement firstly reflects the increase in Macquarie’s profitability and return on equity in excess of its cost of capital for its fiscal year ended March 31, 2007 combined with the strong relative contribution of the Macquarie Capital Group to that performance. Further, Mr. Stokes’s substantial increase reflects the successful acquisition, integration and strong operating performance of Trajen’s 23 FBOs and The Gas Company as well as the acquisition, management and contributions to our estimated cash available for distribution of our bulk liquid storage terminal business, each of which we acquired during the year ended March 31, 2007. This compares to the acquisition of our Las Vegas FBO and 8 additional airport parking facilities during the prior year. The increase in Mr. Joyce’s profit share from the amount set forth in his employment contract reflects his stewardship of the integration of The Gas Company, previously a private business, into the internal control process of our company.

The increase in Mr. Stokes’s profit share in 2008 compared to 2007 reflects the successful operation of our businesses during the period, and that a number of accretive acquisitions in our airport services business were completed. 32 FBOs, including those from the Mercury, San Jose, Seven Bar, Supermarine and Rifle acquisitions, were integrated into the existing business to create a stronger national service platform. Mr. Stokes’s positive leadership was evident in the Company’s capital management during the period, with an equity raising of $240 million and debt refinancings taking place in the airport services, gas production and distribution and bulk liquid storage businesses. With the strong performance of the Company relative to its peer group through March 31, 2008, significant earnings were achieved by the Manager through a combination of base and performance fees. This, combined with Macquarie’s own overall profitability, enabled increased remuneration to be paid to Mr. Stokes.

The decrease in Mr. Joyce’s profit share in 2008 compared to 2007 reflects the fact that Mr. Joyce was previously compensated under guaranteed contractual arrangements negotiated prior to his appointment and in 2008 Mr. Joyce fully participated in the discretionary determination of profit share allocation.

Profit share determinations are made for each of our executive officers individually and not with reference to the compensation of our other executive officer.

Retained Profit Share

Deferral and restriction arrangements apply to a portion of allocated profit share to encourage a long-term perspective and commitment from employees. It also encourages alignment with the longer term interest of shareholders. The Directors’ Profit Share (DPS) Plan applies to the staff at executive director level, such as Mr. Stokes. Under the DPS Plan, 20% of each executive director’s annual directors’ profit share is withheld, subject to a retention cap limiting the total amount of the automatic deferrals under the plan. The retention cap is equal to two times the executive director’s average annual base compensation plus gross directors’ profit share allocation over the five most recent years. The amounts retained under the DPS Plan begin to vest after five years of service as an executive director and fully vest after 10 years of service. Vested amounts are released to an executive director at the earlier of the executive director ceasing employment and the end of a ten-year period following the retention date (subject to certain disqualifying events). Therefore, assuming continued employment, there is a continuous rolling ten years of profit share retention.

From and including 2005, all retained directors’ profit share for executive directors of Macquarie, such as Mr. Stokes, is notionally invested in one or more funds or vehicles managed by Macquarie. These investments are described as “notional” because the executive directors do not directly hold securities in relation to these investments. However, the value of the retained amounts will vary as if these amounts were directly invested in actual securities. In Mr. Stokes’s case, all 2006 profit share retention was notionally invested in shares of trust stock of the trust (or LLC interests following the dissolution of the trust) as of July 1, 2006. On each of July 1, 2007 and 2008, his profit share retention for 2007 and 2008, respectively, was notionally invested in a portfolio of securities managed by the Macquarie Capital Group that does not include our LLC interests. This change in allocation was made to ease the burdens in relation to the short swing profit rules under Section 16 of the Securities Exchange Act 1934, as amended.

Profit share retention arrangements also apply for associate directors and division directors such as Mr. Weintraub and Mr. Joyce under Macquarie’s profit share arrangements. Under these arrangements, 25% of any annual profit share allocation above AUD $50,000 ($34,915 as of December 31, 2008) is retained. The retained profit share vests and is paid out in three equal installments, two, three and four years from the retention date. Notional interest is paid on retained profit share. In the event that an employee ceases employment with Macquarie, any retained profit share allocation that has not vested to them is forfeited except in the discretion of the Head of the relevant business group. Mr. Joyce received 100% of the balance of his retained profit share as part of his separation agreement with Macquarie.

Equity Compensation

Because our executive officers are compensated by Macquarie directly, we do not provide our executive officers with any option or stock-based compensation with respect to our LLC interests. Macquarie Group Limited may, in its discretion, grant options over Macquarie shares to individuals. Macquarie uses options for senior staff to provide a long-term equity incentive and to achieve direct alignment with shareholder interests over the longer term.

Senior staff such as Mr. Stokes, Mr. Weintraub and Mr. Joyce are or were eligible to participate in the Macquarie Group Employee Share Option Plan.

Under the option plan, options over fully paid unissued ordinary shares in Macquarie Group Limited with a five-year term are issued for no consideration and normally have an exercise price determined by reference to the fair market value per share of a fully paid ordinary share of Macquarie Group Limited, valued by the weighted average price of an ordinary share traded on the Australian Securities Exchange (ASX) (adjusted for cumulative dividend trading and excluding certain special trades) during the one week up to and including the grant date. Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment and, for existing employees, on July 1, two, three and four years after the allocation of the options. Options not exercised by the end of the five-year term expire, unless forfeited beforehand. Macquarie Group Limited imposes additional performance hurdles on options of executive directors, like Mr. Stokes. Vested options can only be exercised by executive directors if a performance condition has also been satisfied. The performance conditions require that Macquarie Group Limited’s three-year average return on ordinary equity exceeds the corresponding figures for all companies in a reference group at a certain percentile level.

The Macquarie Board approves the maximum number of options to be allocated each year as part of the annual remuneration review process. Once the Macquarie Board has approved the annual maximum number of options to be granted, the majority of these options are allocated to individual executives in broadly the same manner as annual profit share incentives. That is, just as annual profit share incentives are performance driven, annual option grants are also performance-based. Allocations of options to our executives are approved via the same process as the annual profit share allocation.

Options are also allocated to staff on promotion to associate director, division director or executive director level. New recruits at each of these levels are also granted options, with the number allocated depending on the director level.

The terms and conditions of the options that have been awarded to our named executive officers are described below.

Minimum Shareholding Guidelines

We do not have any separate policy that requires our executive officers to maintain a minimum shareholding in our LLC interests, although Mr. Stokes is subject to minimum shareholding requirements with respect to Macquarie Group Limited stock and restrictions on hedging. Our internal policies generally prohibit our officers and directors, among others, from engaging in hedging or derivative transactions, engaging in speculations or short sales and using margin loans or pledges with respect to our securities.

Post-Termination Compensation and Benefits

The employment contracts with each of our current executive officers are ongoing and provide for termination of employment by Macquarie or the executive after giving two or four weeks notice, as applicable. Macquarie sponsors a severance plan for U.S.-based staff that it believes is comparable to plans typically offered by U.S. employers. The DPS Plan, Macquarie’s profit share arrangements and the Macquarie Group Employee Share Option Plan also have specific provisions relating to termination events as described under “Executive Compensation — Potential Payments on Termination or Change in Control” below.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table sets forth the compensation earned by our executive officers during the fiscal year ended December 31, 2008, 2007 and 2006. Amounts set forth under “Bonus” represent profit share determination made on the basis of the Macquarie Group’s fiscal year ended March 31, 2008, and therefore, reflects performance metrics and incentives through that date and does not reflect subsequent performance.

Name & Principal Position	Year	Salary ($)	Bonus ($)(3)	Option Awards ($)(4)	All Other Compensation ($)(5)	Total ($)
Peter Stokes Chief Executive Officer	2008	314,500	2,500,000	224,922	15,015	3,054,437
	2007	282,000	1,988,911	138,300	15,801	2,425,012
	2006	235,000	572,184	66,029	14,285	887,498
Todd Weintraub Chief Financial Officer(1)	2008	185,000	200,000	20,243	19,935	425,178
Francis T. Joyce Chief Financial Officer(2)	2008	305,000	150,000	12,745	15,703	483,448
	2007	302,500	165,000	11,753	16,516	495,769
	2006	88,653	—	112,192	11,270	212,115

(1)	Mr. Weintraub was appointed Chief Financial Officer effective November 25, 2008, although he joined Macquarie effective as of May 16, 2005. Compensation information for Mr. Weintraub has been provided for the entire fiscal year ended December 31, 2008.
(2)	Mr. Joyce resigned from his position as Chief Financial Officer effective November 24, 2008 and effective December 22, 2008 entered into a separation agreement with Macquarie concurrently with a general reduction in staff. Compensation information above reflects all compensation received through December 22, 2008.
(3)	Bonus refers to profit share allocations. For Mr. Stokes, $500,000 of the 2008 amount, $397,782 of the 2007 amount and $114,437 of the 2006 amount were retained under the DPS Plan described above (DPS Plan retention is held in Australian dollars) and will be payable on the earlier of ten years following the retention date or six months after retirement or termination (subject to certain disqualifying events). For Mr. Weintraub, $38,675 of the 2008 amount has been retained under Macquarie’s profit share arrangements (in U.S. dollars) and will be payable in equal installments with notional interest on each of the second, third and fourth anniversaries of the retention date. Vested retention for 2006 of $6,143 plus interest was also released to Mr. Weintraub in 2008. For Mr. Joyce, $26,175 and $31,161 of the 2008 and 2007 amounts, respectively, were retained under Macquarie’s profit share arrangements (in U.S. dollars) and were released to him, together with earnings thereon, in 2009 as part of a separation agreement following cessation of his employment with Macquarie.
(4)	The amount of options awards is the grant date fair value of the options determined in accordance with the requirements of FAS 123R “Share Based Payment.” The value of each option is estimated on the date of grant using the trinomial option pricing framework and expensed over the vesting period of that option. The following key assumptions have been adopted for grants made in 2008, risk free interest rate: 6.83%, expected life of options: four years, volatility of share price: 24% and dividend yield: 3.47%. The following key assumptions have been adopted for grants made in 2007, risk free interest rate: 7.0%, expected life of options: four years, volatility of share price: 20.0% and dividend yield: 3.43%. The following key assumptions have been adopted for grants made in 2006, risk free interest rate: 5.96%, expected life of options: four years, volatility of share price: 18.0% and dividend yield: 3.6%. Amounts for 2008 have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rates effective on December 31, 2008 of $0.6983 to AUD $1.00. Amounts for 2007 have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rates effective on December 31, 2007 of $0.8776 to AUD $1.00. Amounts for 2006 have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rates effective on December 31, 2006 of $0.7884 to AUD $1.00.

Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment for new starters and, for existing employees, on July 1, two, three and four years after the allocation of the options, unless forfeited beforehand. Options not exercised by the end of the five-year term expire. In addition, the options granted to Mr. Stokes during the fiscal years ended December 31, 2008, 2007 and 2006 can only be exercised if Macquarie’s three-year average return on ordinary equity is above the 50th percentile of the corresponding figures for all companies in a reference group at the time of vesting.

(5)	These amounts represent the total value of employer-provided 401(k) contributions, medical, dental and vision plan premiums, as well as life, long-term and short-term disability, workers’ compensation and AD&D insurance premiums for plans maintained by Macquarie Holdings (USA) Inc. for the years ended December 31, 2008, 2007 and 2006. In the case of Mr. Weintraub, $12,208 of this amount represents medical premiums. No other single item represented more than $10,000 for any of the above persons. None of the above persons received perquisites or personal benefits greater than $10,000 in the aggregate.

2008 Grants of Plan-Based Awards

The following table contains information regarding grants to our named executive officers during 2008 of options to purchase unissued fully paid ordinary shares of Macquarie Group Limited pursuant to the Macquarie Group Employee Share Option Plan.

Name	Grant Date	Estimated Future Payouts Under Equity Incentive Plan Awards: Target (#)(1)	All Other Option Awards: Number of Securities Underlying Options (#)(1)	Exercise or Base Price of Option Awards ($/Sh)(2)	Closing Price on Grant Date ($/Sh)(1)	Grant Date Fair Value of Option Awards ($)(1)
Peter Stokes	August 15, 2008	30,000		37.65	36.56	224,922
Todd Weintraub	August 15, 2008		2,700	37.65	36.56	20,243
Francis T. Joyce	August 15, 2008		1,700	37.65	36.56	12,745

Dollar values in the table have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00; however, the optionee must pay the applicable exercise price established in Australian dollars.

(1)	Options vest in three equal installments after the second, third and fourth anniversaries of the date of commencement of employment for new starters and, for existing employees, on July 1, two, three and four years after the allocation of the options, unless forfeited beforehand. Options not exercised by the end of the five-year term expire. In addition, the options granted to Mr. Stokes shown above can only be exercised if Macquarie’s three-year average return on ordinary equity is above the 50th percentile of the corresponding figures for all companies in a reference group at the time of vesting.

The value of options awards has been determined in accordance with the requirements of FAS 123R “Share Based Payment.” The value of each option is estimated on the date of grant using the trinomial option pricing framework. The following key assumptions have been adopted for grants made in 2008 — risk free interest rate: 6.83%, expected life of options: four years, volatility of share price: 24% and dividend yield: 3.47%.

(2)	The exercise price per share was determined by reference to the fair market value per share of a fully paid ordinary share of Macquarie Group Limited as valued by the weighted average price of an ordinary share traded on the ASX (adjusted for cumulative dividend trading and excluding certain special trades), during the one week up to and including the date of the grant.

Employment Agreements

Employment Agreement With Peter Stokes.  Our chief executive officer has an employment agreement with Macquarie Holdings (USA) Inc., dated May 1, 2007, and is currently seconded to our Manager. The agreement provides that he holds the position of Executive Director. The agreement provides that Mr. Stokes will receive an annual base salary of $248,962, subject to increases due to performance reviews. Mr. Stokes’s annual base salary was $315,000 effective as of July 1, 2008. The agreement provides that Mr. Stokes is eligible to participate in the DPS Plan. The agreement also provides that Mr. Stokes will be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Stokes is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

Employment Agreement With Todd Weintraub.  Our chief financial officer has an employment agreement with Macquarie Holdings (USA) Inc., dated April 26, 2005, and is currently seconded to our Manager. The agreement provides that he holds the position of Associate Director with Macquarie Holdings (USA) Inc. The agreement provides that Mr. Weintraub will receive an annual base salary of $160,000, subject to increases due to performance reviews. Mr. Weintraub’s annual base salary was $190,000 effective as of July 1, 2008. The agreement also provides that Mr. Weintraub is eligible to participate in Macquarie’s profit share arrangements. The decision whether to provide a profit share bonus and the amount of any profit share bonus is discretionary for Macquarie’s 2008 fiscal year and thereafter. The agreement provides that Mr. Weintraub will also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and will be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Weintraub is eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy.

Employment Agreement With Francis T. Joyce.  Prior to his resignation, Mr. Joyce had an employment agreement with Macquarie Holdings (USA) Inc., dated August 11, 2006, and was seconded to our Manager. The agreement provided that he held the position of Division Director with Macquarie Holdings (USA) Inc. The agreement provided that Mr. Joyce would receive an annual base salary of $300,000, subject to increases due to performance reviews, and for the financial year ending March 31, 2007 would be allocated a minimum guaranteed profit share allocation of $120,000. The decision whether to provide a profit share allocation and the amount of any profit share allocation was discretionary for future financial years. Mr. Joyce’s annual base salary was $305,000 effective as of July 1, 2008 and he received a profit share allocation of $150,000 for the financial year ending March 31, 2008. The agreement provided that Mr. Joyce would also be eligible to participate in Macquarie’s 401(k) plan, health and welfare plans, and would be eligible for a four-week vacation and holidays, sick and personal time as provided to other employees at his level. In addition, Mr. Joyce was eligible to be reimbursed for reasonable and necessary out-of-pocket expenses incurred by him in connection with the performance of his duties and in accordance with Macquarie Holdings (USA) Inc.’s expense policy. Mr. Joyce’s employment agreement was terminated December 22, 2008 upon cessation of this employment.

Outstanding Equity Awards at 2008 Fiscal Year-End

The following table sets forth a summary of all outstanding equity awards held by each of our named executive officers as of December 31, 2008.

Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable(2)(4)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)(3)(4)	Option Exercise Price ($)(5)	Option Expiration Date
Peter Stokes	8,200		—	22.87	November 8, 2009
	7,666		3,834	44.23	August 1, 2010
	2,278		4,557	43.15	July 1, 2011
	—		14,120	49.87	August 15, 2012
	—		30,000	37.65	August 15, 2013
Todd Weintraub	1,666	1,668		34.34	May 23, 2010
	1,000	2,000		43.15	August 1, 2011
	—	1,500		49.87	August 15, 2012
	—	2,700		37.65	August 15, 2013
Francis T. Joyce(1)	3,666			48.51	June 22, 2009
	1,409			37.65	June 22, 2009

(1)	Upon his separation from Macquarie, the expiration date of Mr. Joyce’s options became June 22, 2009 in accordance with the terms of the Macquarie Group Employee Share Option Plan. Options issued to Mr. Joyce that were unexercisable at termination of his employment were forfeited at that time in accordance with the terms of the Macquarie Bank Employee Share Option Plan, except with respect to 1,409 options upon which vesting was accelerated upon termination as part of Mr. Joyce’s separation agreement.
(2)	Options issued to Mr. Weintraub that are unexercisable at December 31, 2008 will vest as follows:
•	1,668 options with an exercise price of $34.34 vest on May 16, 2009.
•	2,000 options with an exercise price of $43.15 — 1,000 options vest on each of July 1, 2009 and July 1, 2010.
•	1,500 options with an exercise price of $49.87 — 500 options vest on each of July 1, 2009, July 1, 2010 and July 1, 2011.
•	2,700 options with an exercise price of $37.65 — 900 options vest on each of July 1, 2010, July 1, 2011 and July 1, 2012.
(3)	Options issued to Peter Stokes that are unexercisable at December 31, 2008 vest as follows:
•	3,834 options with an exercise price of $44.23 vest on July 1, 2009.
•	4,557 options with an exercise price of $43.15 — 2,278 options vest on July 1, 2009 and 2,279 options vest on July 1, 2010.
•	14,120 options with an exercise price of $49.87 — 4,706 options vest on each of July 1, 2009 and July 1, 2010, and 4,708 options vest on July 1, 2011.
•	30,000 options with an exercise price of $37.65 — 10,000 options vest on each of July 1, 2010, July 1, 2011 and July 1, 2012.

(4)	All unexercised options are considered earned on the date of grant, subject to the vesting provisions described above. In addition, Mr. Stokes’s ability to exercise these options is subject to various Macquarie performance conditions. The options can only be exercised if Macquarie’s three-year average return on ordinary equity is at or above the 50th percentile of the corresponding figures for all companies in the appropriate reference group at the relevant examination date.
(5)	Exercise prices have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00; however, the optionee must pay the exercise price in Australian dollars.

2008 Option Exercises

The following table sets forth the number of shares acquired and the value realized by the named executive officers upon the exercise of stock options during the fiscal year ended December 31, 2008.

Option Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1)($)
Peter Stokes	8,000	119,221
Todd Weintraub	—	—
Francis T. Joyce	—	—

(1)	Value realized has been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00. Value realized on exercise for 3,000 of the shares acquired on exercise of options for Mr. Stokes represents pre-tax amounts received on the sale of his options, rather than an exercise of options.

Nonqualified Deferred Compensation

The following table sets forth a summary of the retained profit share of each named executive officer as of December 31, 2008.

Name	Executive Contributions in Last FY ($)(1)	Aggregate Earnings (Loss) in Last FY ($)(2)	Aggregate Withdrawals/ Distributions ($)(3)	Aggregate Balance at Last FYE ($)(4)
Peter Stokes	500,000	(185,033)	—	975,753
Todd Weintraub	38,675	2,083	8,226	74,623
Francis T. Joyce	26,175	2,582	—	59,913

(1)	Consists of the portion of the amounts reported in the bonus column of the summary compensation table for the 2008 fiscal year that is deferred under the DPS Plan, in the case of Mr. Stokes, and under Macquarie’s profit share arrangements, in the case of Messrs. Weintraub and Joyce.
(2)	The amount for Mr. Stokes represents the notional loss on amounts retained in the DPS Plan. This notional loss is carried forward and will be offset against any future notional income until the loss is completely offset. The notional loss represents a decrease in value associated with that investment that was determined at the discretion of the Macquarie Executive Committee in July 2008. Of the total amount, $(64,443) relates to a decrease from the period of July 1, 2007 to June 30, 2008 in the value of a notional investment in shares of LLC interests of the company. Any notional income for the period beginning July 1, 2008 will be determined at the discretion of the Macquarie Executive Committee in July 2009. Aggregate losses have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00.

The amounts for Mr. Weintraub represent notional income on profit share retained in 2006 and released in 2008, which accrued interest at an annual rate of 5.5% on a weighted average principal amount of $6,650. The amounts for Mr. Joyce represent notional income on profit share retained in 2007 and 2008 and released in 2009, which accrued interest at an average annual rate of 4.7% on a weighted average principal amount of $39,833.

(3)	In the case of Mr. Stokes, the notional return on the DPS retention for the year ended July 31, 2008 was negative and therefore, no earning on retained amounts or retained amounts were distributed. For Mr. Weintraub this represents profit share retained in 2006 and distributed in 2008 together with income earned on the amounts retained.
(4)	In the case of Mr. Stokes, an aggregate of $41,300 relates to retention held in the former DPS Trust Scheme in 2004 which was initially paid out and then mandatorily reinvested on an after-tax basis. All balances held under the former DPS Trust Scheme are being transitioned to the current DPS Plan under transition arrangements which ensure the required balances are retained on a pre-tax basis. For Mr. Stokes, as of July 1, 2008, $934,454 of this amount is notionally invested in a portfolio of Macquarie managed vehicles, $89,285 of which is notionally invested in our LLC interests. The aggregate retention has been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00. See “Summary Compensation Table” above.

In the case of Mr. Joyce, as part of his separation agreement, his retained profit share balance of $59,913, including earnings of $2,577, was paid to him subsequent to the end of the year.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Stokes pursuant to the DPS Plan. Under the DPS Plan, the value of the retained DPS for the period from the preceding July 1 to June 30 is determined based on total shareholder returns of the notional portfolio assuming reinvestment of distributions and, therefore, takes into account both capital appreciation and distributions to shareholders. Any increases in value of the notional portfolio may be paid out in August each year at the discretion of Macquarie Group Limited’s Executive Committee, or the Macquarie Board Remuneration Committee. If the notional investment of retained DPS results in a notional capital loss, Macquarie will not make any payment or compensation in respect of the loss. This notional capital loss will be offset against notional income in the first instance and then against any future notional capital gains or income until the loss is completely offset. Any notional loss may also be deducted from retained DPS amounts at the discretion of the Macquarie Executive Committee and/or the Macquarie Board Remuneration Committee. In Mr. Stokes’s case, all 2006 profit share retention was notionally invested in shares of trust stock of the trust (now LLC interests of the company following the dissolution of the trust) as of July 1, 2006. On July 1, 2007 and 2008, his profit share retention for 2007 and 2008, respectively was notionally invested in a portfolio of securities managed by the Macquarie Capital Group that does not include our LLC interests.

Mr. Stokes’s total retained profit share shown above began vesting on March 31, 2007, five years from the date he was deemed to become an executive director, and will be fully vested on March 31, 2012.

The compensation reported in the nonqualified deferred compensation table was deferred by Mr. Weintraub and Mr. Joyce pursuant to Macquarie’s profit share arrangements. Notional interest is paid on retained profit share based on the one year guaranteed U.S. dollar cash rate.

Potential Payments on Termination or Change in Control

For each of the named executive officers, there are no contracts, agreements, plans or arrangements that provide for payments upon a change of control of our company.

Termination Provisions Under Employment Agreements

Under the terms of Mr. Stokes’s employment agreement with Macquarie Holdings (USA) Inc., dated May 1, 2007, Mr. Stokes must provide Macquarie Holdings (USA) Inc. four weeks’ notice if he voluntarily resigns and Macquarie Holdings (USA) Inc. will provide Mr. Stokes four weeks’ notice of any termination (although the employer may make payments to him in lieu of such notice). During any period of notice of termination or resignation, Macquarie Holdings (USA) Inc. has the discretion to direct Mr. Stokes not to do any work or contact any customers or clients for a period up to the date of his termination or resignation. During this period, Mr. Stokes will continue to be employed by Macquarie Holdings (USA) Inc. and must not engage or prepare to engage in any business activity that is the same as or similar to the business he was undertaking with his employer. Mr. Stokes is also entitled to severance under Macquarie’s severance plan discussed below.

Mr. Stokes’s employment agreement also provides that Mr. Stokes is subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreement also provides that Mr. Stokes is subject to a non-solicitation restrictive covenant of employees and clients during his employment and for a three-month period thereafter. In addition, the employment agreement provides that Mr. Stokes is subject to a non-competition restrictive covenant during his employment and for a three-month period thereafter.

Under the terms of Mr. Weintraub’s employment agreement with Macquarie Holdings (USA) Inc., dated April 26, 2005, Mr. Weintraub will provide Macquarie Holdings (USA) Inc. two weeks’ notice if he voluntarily resigns and Macquarie Holdings (USA) Inc. will provide Mr. Weintraub two weeks’ notice of any termination for any reason other than for “cause,” as defined in the agreement. The period between such notice and termination of employment is referred to as the “notice period.” During the notice period, Mr. Weintraub will be entitled to continue to receive his salary and contributions to the group medical, dental, vision, life and disability plans and he will be entitled to payment of any accrued but unpaid vacation time. Macquarie may, in its discretion, alter Mr. Weintraub’s duties or place him on paid leave of absence during the notice period. In addition, Mr. Weintraub may not engage or prepare to engage in any business activity that is the same or similar to the business of Macquarie during the notice period. Mr. Weintraub is also entitled to severance under Macquarie’s severance plan.

The employment agreement provides that Mr. Weintraub is subject to a confidentiality restrictive covenant for an unlimited duration. The employment agreement also provides that Mr. Weintraub is subject to a non-solicitation restrictive covenant of employees and clients during his employment and for a three-month period thereafter.

Mr. Joyce terminated his employment with Macquarie pursuant to a separation agreement effective as of December 22, 2008 following a notice period beginning November 24, 2008. During the notice period, Mr. Joyce continued to receive his salary and contributions to the group medical, dental, vision, life and disability plans. In accordance with his separation agreement, following his resignation Mr. Joyce received or will receive the following payments:

•	Payment for accrued and unused vacation in the amount of $25,397,
•	A special separation payment in the amount of $45,457,
•	An additional notice payment of $11,731,
•	Acceleration of vesting and payment of retained profit share of $57,336,
•	Acceleration of vesting of 1,409 options exercisable for an equal number of ordinary shares of Macquarie Group Limited, and
•	Payment for outplacement services in the amount of $4,800.

Macquarie’s Severance Plan

Under Macquarie’s severance plan applicable to U.S.-based staff such as Mr. Stokes and Mr. Weintraub, if a director level employee is terminated by Macquarie for reasons other than for cause or by voluntary resignation, such person would be entitled to severance payments equal to four weeks base salary for the first year of employment plus three weeks base salary for each year thereafter, and pro rata payments for each complete month within any portion of a year.

Profit Share Arrangements

In the event that an executive director, like Mr. Stokes, terminates employment with Macquarie, then the executive director’s vested retained directors’ profit share may, subject to certain disqualifying events, be distributed on the date on which the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determines that the executive is entitled to the distribution. This will generally be six months after the termination date. In the case of Mr. Weintraub and Mr. Joyce, unvested retained amounts may be paid on termination at the discretion of Macquarie.

If an executive director such as Mr. Stokes dies or becomes wholly unable to work while employed by Macquarie, the executive director’s retained directors’ profit share will vest in full and will, subject to certain disqualifying events, be released to the executive director or his or her legal personal representative. The Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee of Macquarie Group also has the authority to accelerate the vesting of retained profit share for all applicable employees and reduce the retention period in appropriate circumstances, such as in the event of the bona fide retirement from the industries within which Macquarie operates and competes of an employee who has completed at least five years of service with Macquarie.

An executive director will forfeit and will not be entitled to any retained directors’ profit share (or future notional income or capital growth), whether or not vested, if the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determines, in its absolute discretion, that the executive director has committed an act of dishonesty (including but not limited to misappropriation of funds and deliberate concealment of a transaction), committed a significant and willful breach of duty that causes significant damage to Macquarie, joined a competitor of Macquarie, or taken a team of Macquarie staff to a competitor or been instrumental in causing a team to go to a competitor, in each case, during, or within six months following, the executive director’s employment with Macquarie. For directors other than executive directors, like Mr. Weintraub, Macquarie has the discretion to determine that retained profit share and notional income, whether or not vested, is also forfeited in such circumstances.

Macquarie Group Employee Share Option Plan

Under the terms of the Macquarie Group Employee Share Option Plan, if an individual who has been granted options ceases to be an employee or consultant of Macquarie, their vested options lapse six months after they cease to be an employee or consultant and their unvested options lapse immediately. However, the Macquarie Executive Committee may, in its absolute discretion and on any conditions it thinks fit, determine that the options do not lapse at that time but lapse at the time and subject to the conditions it specifies, which may include that options that have not otherwise reached their vesting date are deemed to have vested, that the lapse date of any of the options is extended beyond six months after the date on which the individual ceased to be an employee or consultant or that any exercise conditions associated with the options are waived.

If an individual who has been granted options dies, the Macquarie Executive Committee may, in its absolute discretion, and subject to any conditions that it specifies in relation to any exercise of its discretion in relation to the individual ceasing to be an employee or consultant, give approval for the relevant options to be transferred to the individual’s legal personal representatives.

If the Macquarie Executive Committee becomes aware of circumstances which, in its reasonable opinion, indicate that an individual has acted fraudulently, dishonestly or in a manner which is in breach of his or her obligations to Macquarie, it may, in its absolute discretion, determine that any or all of the options granted to the individual lapse immediately.

Payments Upon Resignation or Termination

The following sets forth amounts that would be payable by Macquarie upon events of termination or resignation for our chief executive officer and Chief financial officer. Payments of severance and retained profit share would generally be made by Macquarie in one payment. If, as of December 31, 2008, any of the following events had occurred with respect to Mr. Stokes, the following would have been payable by Macquarie:

Event	Severance(1)	Options(2)	Retained Profit Share(3)	Total
Voluntary resignation or retirement	—	$—	$487,876	$487,876
Termination without cause	$315,000	$—	$487,876	$802,876
Termination for cause	—	—	—	—
Death or Disability	—	$—	$975,753	$975,573

(1)	Severance represents amounts payable pursuant to the Macquarie Severance Plan.

(2)	The amounts for options are $0 as strike prices of the options exceed the closing price of the underlying Macquarie Group Limited shares on December 31, 2008.
(3)	DPS Plan payments, other than in the case of death or disability, represent 50% of Mr. Stokes’s total retention less notional losses as of December 31, 2008, which are payable subject to no disqualifying events. DPS Plan payments in the event of death or disability represent 100% of Mr. Stokes total retention less notional losses as of December 31, 2008, subject to no disqualifying events.

The following assumptions have been made:

•	Upon a voluntary resignation and a termination without cause — the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee do not exercise any discretion in relation to the cessation of employment under the terms of the DPS Plan.
•	Upon a termination for cause — the Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee determine that a disqualifying event has occurred under the terms of the DPS Plan.

The Macquarie Board Remuneration Committee and/or the Macquarie Executive Committee are not bound to exercise any discretion under the DPS Plan as a result of these assumptions. Amounts (other than that portion notionally invested in our LLC interests) have been converted from Australian dollars to U.S. dollars using the Federal Reserve Bank noon buying rate effective on December 31, 2008 of $0.6983 to AUD $1.00.

If, as of December 31, 2008, Mr. Weintraub’s employment had been terminated without cause, he would have been entitled to a severance payment of $50,240 under the Macquarie severance plan described above, in addition to accrued and unpaid vacation time. Mr. Weintraub would not be entitled to any severance in the event of his death or disability. He may also receive unvested options and retained profit share amounts, subject to the discretions outlined above. No amounts would have been payable in the event of his resignation or termination for cause, subject to discretions being exercised in relation to his options and retained profit share amounts.

SHARE OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS AND
PRINCIPAL SHAREHOLDERS

The following table sets forth information regarding the beneficial ownership of LLC interests by each person who is known to us to be the beneficial owner of more than five percent of the outstanding LLC interests, each of our directors and executive officers and our directors and executive officers as a group as of April 9, 2009, based on 44,948,694 LLC interests issued and outstanding. All holders of LLC interests are entitled to one vote per LLC interest on all matters submitted to a vote of holders of LLC interests. The voting rights attached to LLC interests held by our directors, executive officers or major shareholders do not differ from those that attach to LLC interests held by any other holder. Under Rule 13d-3 of the Exchange Act, “beneficial ownership” includes LLC interests for which the individual, directly or indirectly, has voting power, meaning the power to control voting decisions, or investment power, meaning the power to cause the sale of the LLC interests, whether or not the LLC interests are held for the individual’s benefit.

	Amount and Nature of Beneficial Ownership (Number of LLC Interests)
Name and Address of Beneficial Owner	LLC Interests Representing Sole Voting and/or Investment Power	LLC Interests Representing Shared Voting and Investment Power	Right to Acquire LLC Interests Within 60 Days		Total	Percent of LLC Interests Outstanding
5% Beneficial Owners
Macquarie Infrastructure Management (USA) Inc.(1)	3,173,123	19,124	—		3,192,247	7.1%
Directors(2)
John Roberts(3)	121,061	3,173,123	—		3,294,184	7.3%
Norman H. Brown, Jr.(4)	14,901	5,000	4,705	(5)	24,606	*
George W. Carmany, III	16,400		4,705	(5)	21,105	*
William H. Webb	20,900		4,705	(5)	25,605	*
Stephen Mentzines(3)	—	3,173,123	—		3,173,123	7.1%
Named Executive Officers(2)
Peter Stokes(3)	49,961	3,173,123	—		3,223,084	7.2%
Todd Weintraub	14,832	—	—		14,832	*
All Directors and Named Executive Officers as a Group	238,055	3,178,123	14,115		3,430,293	7.6%

*	Less than 1%.
(1)	Share amounts reflected in the column entitled “LLC Interests Representing Shared Voting and Investment Power” are LLC interests held by Macquarie Group Limited, through its subsidiary Macquarie Group Services Australia Pty Limited, to hedge potential payments under its DPS Plan and over which Macquarie Group Services Australia Pty Limited has sole voting power and shares dispositive power with MGL. The address of our Manager is 125 West 55th Street, New York, NY 10019.
(2)	The address of each person is c/o Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.
(3)	Each of the following persons may be deemed to beneficially own, and share voting and investment power in, the LLC interests held by Macquarie Infrastructure Management (USA) Inc., our Manager, shown separately in the table above.
•	Mr. Roberts, as the Global Head of the Macquarie Group’s Macquarie Capital Funds group, of which our Manager constitutes a part.
•	Mr. Mentzines, as a director of our Manager.
•	Mr. Stokes, as the president and a director of our Manager.

Each of the foregoing disclaims beneficial ownership and the filing of this proxy statement shall not be construed as an admission that such person is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of any of the LLC interests owned by our Manager.

(4)	Amounts reflected in the column entitled “LLC Interests Representing Shared Voting and Investment Power” are LLC interests which are held in trust and for which Mr. Brown is the trustee but not the beneficiary. Mr. Brown disclaims beneficial ownership of these LLC interests and the filing of this proxy statement shall not be construed as an admission that Mr. Brown is, for the purposes of Section 13(d) or 13(g) of the Exchange Act, the beneficial owner of such LLC interests.
(5)	Consists of LLC interests which the independent directors have a right, as of June 3, 2009, to acquire through the independent directors’ equity plan.

AUDIT COMMITTEE REPORT

Our audit committee is composed of three independent directors, all of whom are financially literate. In addition, the board has determined that each of Mr. Brown, an independent director and the chairman of the audit committee, and Mr. Carmany, an independent director and the chairman of the nominating and corporate governance committee, qualifies as an audit committee financial expert as defined by the SEC. The audit committee operates under a written charter, which reflects NYSE listing standards and Sarbanes-Oxley Act requirements regarding audit committees. A copy of the charter is available on the company’s website at www.macquarie.com/mic under “Investor Center/Governance.”

The audit committee’s primary role is to assist the board in fulfilling its responsibility for oversight of (1) the quality and integrity of the consolidated financial statements and related disclosures, (2) compliance with legal and regulatory requirements, (3) the independent auditors’ qualifications, independence and performance and (4) the performance of our internal audit and control functions.

Management is responsible for the preparation of the financial statements, the financial reporting process and the system of internal controls. The independent auditors are responsible for performing an audit of the financial statements in accordance with auditing standards generally accepted in the United States, and issuing an opinion as to the conformity of those audited financial statements to U.S. generally accepted accounting principles. The audit committee monitors and oversees these processes.

The audit committee has adopted a policy designed to ensure proper oversight of our independent auditor. Under the policy, the audit committee is directly responsible for the appointment, compensation, retention and oversight of the work of any registered public accounting firm engaged for the purpose of preparing or issuing an audit report or performing any other audit review (including resolution of disagreements among management, the Manager, and the auditor regarding financial reporting), or attestation services. In addition, the audit committee is responsible for pre-approving any non-audit services provided by the company’s independent auditors. The audit committee’s charter also ensures that the independent auditor discusses with the audit committee important issues such as internal controls, critical accounting policies, any instances of fraud and the consistency and appropriateness of our accounting policies and practices.

The audit committee has reviewed and discussed with management and KPMG LLP, the independent auditor, the audited financial statements as of and for the year ended December 31, 2008. The audit committee has also discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees). In addition, the audit committee has received from the independent auditor its written report required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed its independence from the company and its management. The audit committee also considered whether the non-audit services provided by KPMG LLP to us during 2008 were compatible with its independence as auditor.

Based on these reviews and discussions, the audit committee has recommended to the board, and the board has approved, the inclusion of the audited financial statements in the company’s annual report on Form 10-K for the year ended December 31, 2008.

Members of the Audit Committee
Norman H. Brown, Jr., Chairman
George W. Carmany, III
William H. Webb

COMPENSATION COMMITTEE REPORT

The company’s compensation committee is composed of three independent directors, as determined by the board based on the NYSE corporate governance listing standards and the company’s corporate governance guidelines. In addition, all members of the compensation committee are “outside directors” for purposes of Section 162(m) of the Internal Revenue Code, as amended, and “non-employee directors” within the meaning of Section 16 of the Exchange Act. The responsibilities of the compensation committee include reviewing the Manager’s performance of its obligations under the management services agreement, reviewing the remuneration of the Manager, determining the compensation of the independent directors, granting rights to indemnification and reimbursement of expenses to the Manager and any seconded individuals and making recommendations to the board regarding the company’s equity-based and incentive compensation plans, policies and programs. The compensation committee operates under a written charter adopted by the board, reflecting the NYSE rules for compensation committees in light of the company’s external management structure. A copy of the charter is available on the company’s website at www.macquarie.com/mic under “Investor Center/Governance.”

As described in the section “Compensation of Directors” in this proxy statement, our independent directors receive an annual cash retainer for serving on the board, fees for each committee meeting which they attend and an annual cash retainer for each committee they chair. In addition, independent directors are compensated with director LLC interest units that are granted under our independent directors’ equity plan and receive reimbursement for certain reasonable expenses related to their service as directors.

The compensation committee does not establish or review compensation policies with respect to our chief executive officer or chief financial officer since such individuals are employed by Macquarie Holdings (USA) Inc., an affiliate of the Manager, and are seconded to the company.

The foregoing report on executive compensation for 2009 is provided by the undersigned members of the compensation committee of the board.

The compensation committee has reviewed and discussed the Compensation Discussion and Analysis with the company’s management. Since the company’s named executive officers are not employed or compensated by the company, the Compensation Discussion and Analysis reflects a discussion of the elements and objectives of the Macquarie Group rather than the company. Based on this review and discussion, the compensation committee has recommended to the board, and the board has approved, the inclusion of the Compensation Discussion and Analysis in this Proxy Statement and its incorporation by reference into the company’s annual report on Form 10-K for the year ended December 31, 2008.

Members of the Compensation Committee
William H. Webb, Chairman
Norman H. Brown, Jr.
George W. Carmany, III

The information contained in the report above shall not be deemed to be “soliciting material” or to be “filed” with the SEC, nor shall such information be incorporated by reference into any future filing under the Exchange Act or the Securities Act of 1933, as amended, or the Securities Act, except to the extent that we specifically incorporate it by reference in such filing.

CORPORATE GOVERNANCE

Corporate Governance Guidelines and Code of Ethics and Conduct

Our board has adopted corporate governance guidelines that set forth our corporate governance objectives and policies and govern the functioning of the board. We also have a code of ethics and conduct that sets forth our commitment to ethical business practices. Our code of ethics and conduct applies to our directors, officers and employees, including our chief executive officer and senior financial officers, and also applies to our Manager, its employees and any affiliates of our Manager that perform management services for us pursuant to the management services agreement.

Our corporate governance guidelines and our code of ethics and conduct are available on our website at www.macquarie.com/mic under “Investor Center/Governance” and in print from us without charge upon request by writing to Investor Relations at Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019.

Communications With Our Board

Communications to our board, any director individually or our lead independent director may be made by writing to the following address:

Attention: [Board of Directors] [Board Member] [Lead Independent Director]
c/o Heidi Mortensen, General Counsel and Secretary
125 West 55th Street
New York, NY 10019
United States of America

Additional information on the physical mailing address is available on our website at www.macquarie.com/mic, under “Investor Center/Governance.”

Communications sent to the physical mailing address are forwarded to the relevant director, if addressed to an individual director or the lead independent director, or to the chairman of our board if addressed to the board.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

In this section, “we,” “us,” and “our” refer to the company and its subsidiaries for all periods following the dissolution of the trust and to the company, the trust and the company’s subsidiaries prior to that time.

Related Party Transactions Policies

Our board recognizes that related party transactions present a heightened risk of conflicts of interest and therefore has adopted internal policies and protocols to be followed in connection with related party transactions.

The company’s audit committee, all of the members of which are independent directors, is required to approve any related party transactions, including those involving Macquarie Group entities and vehicles managed by the Macquarie Group, regardless of the dollar amount of the transaction. The protocol applies to all transactions involving the company or any of its subsidiaries in which a Macquarie Group entity may receive a financial benefit.

In approving related persons transactions, the audit committee determines whether each related persons transaction referred to the committee is on arm’s-length terms or better. The audit committee is authorized to request and review any factual information to enable them to determine whether a related person transaction is on arm’s-length terms. This information may take the form of benchmarks comparing the terms of the proposed transaction to similar transactions involving unrelated parties or external fairness opinions.

Under the guidance of the audit committee, the company’s chief executive officer and chief financial officer are responsible for managing any benchmarking or review process conducted in accordance with the protocol, in consultation with the company’s general counsel. The company’s general counsel is responsible for ensuring overall compliance with the protocol, including ensuring that related person transactions covered by the protocol are referred to the audit committee for approval, and for reporting such transactions at regular meetings of the company’s board of directors. The company’s risk and compliance manager is responsible for monitoring compliance with the protocol and educating all company employees, including those seconded by our Manager, about the protocol.

Our board has also adopted a written policy pursuant to which it has pre-approved certain types of transactions with related parties assuming certain conditions are met. The pre-approval policy permits foreign exchange, interest rate hedge and other routine financial transactions (such as the establishment of bank, brokerage and custodial accounts) for which the terms provided by the related party are equal or more favorable to us than those quoted by unaffiliated counterparties. All pre-approved transactions are included as a standing item in reports to the company’s board at regular meetings of the board.

Our Relationship With the Macquarie Group

Prior to our initial public offering, we were a member of the Macquarie Group of companies. Macquarie Infrastructure Management (USA) Inc., our Manager, is a part of the Macquarie Group. From time to time, we have entered into, and in the future we may enter into, transactions and relationships involving the Macquarie Group, including those with Macquarie Group Limited (MGL), its affiliates, or vehicles managed by the Macquarie Group. As discussed above, our audit committee, all of the members of which are independent directors, is required to approve of any related person transactions, including those involving the Macquarie Group, except for those pre-approved by our board.

Contractual Arrangements With Our Manager

Our Manager’s Investment in the Company and Registration Rights

Our Manager acquired 2,000,000 shares of trust stock concurrently with the closing of our initial public offering in December 2004, with an aggregate purchase price of $50.0 million, at a purchase price per share equal to the initial public offering price of $25, which were exchanged for LLC interests on June 25, 2007. Pursuant to the terms of the management services agreement, our Manager may sell these LLC interests at any time. Our Manager has also received additional shares of trust stock and LLC interests (the LLC interests replacing the trust stock following the dissolution of the trust in June 2007) by reinvesting its performance fees as discussed below.

We entered into a registration rights agreement with our Manager under which we agreed to file a shelf registration statement under the Securities Act relating to the resale of all shares (now LLC interests) owned by our Manager as soon as reasonably possible following December 21, 2005. In addition, our Manager may also require us to include its LLC interests in future registered offerings that we conduct, subject to cutback at the option of the underwriters of any such offering. On October 16, 2006, we filed a shelf registration statement on Form S-3 with the SEC, subsequently amended on June 25, 2007, which became automatically effective. The shelf registration statement covers resales by our Manager of any LLC interests registrable under the registration rights agreement. Concurrently with an equity offering by the company in July 2007, our Manager sold 599,000 of its LLC interests at a price of $40.99 per LLC interest.

Management Services Agreement

Management and Fees.  At the closing of our initial public offering, we entered into a management services agreement with our Manager pursuant to which our Manager manages our day-to-day operations and oversees the management teams of our operating businesses. In addition, our Manager has the right to appoint the Chairman of our board and an alternate, subject to minimum equity ownership, and to assign, or second, to us, on a permanent and wholly-dedicated basis, employees to assume the role of chief executive officer and chief financial officer and second or make other personnel available as required. Our Manager’s board appointees do not receive any compensation (other than out-of-pocket expenses) and do not have any special voting rights.

In accordance with the management services agreement, our Manager is entitled to a quarterly base management fee based primarily on our market capitalization and a performance fee, as defined, based on the performance of our LLC interests relative to a weighted average of two benchmark indices, a U.S. utilities index and a European utilities index, weighted in proportion to our equity investments. Currently, we have no non-U.S. equity investments. To be eligible for a performance fee, our Manager must deliver total shareholder returns for the quarter above the benchmark that are positive and in excess of any prior underperformance. Base management and performance fees payable to our Manager, and our Manager’s reinvestment of the performance fee in the company’s stock or LLC interests, for the years ended December 31, 2008, 2007 and 2006 were as follows:

	2008	2007	2006
	($ In Thousands)
Base management fees	$12,568	$21,677	$14,497
Performance fees	$—	$43,962	$4,134
Reinvestment of performance fees in trust stock/LLC interests:
March 2006 quarter fee (trust stock issued June 27, 2006)	—	—	145,547 shares
March 2007 quarter fee (LLC interests issued July 13, 2007)	—	21,972 interests	—
June 2007 quarter fee (LLC interests issued October 1, 2007)	—	1,171,503 interests	—

During the third quarter of 2008, the Manager had offered to reinvest its base fee for the third quarter of 2008 in additional LLC interests of the Company. However in the fourth quarter of 2008, the Board of Directors requested that the Manager reverse its decision to reinvest its base management fees in LLC interests under the terms of the management services agreement due to the significant decline in the market price of the LLC interests between the end of the third quarter of 2008 and the time at which the Company would have issued those LLC interests and the resulting potential substantial dilution to existing shareholders. The Manager agreed to this request and subsequently, both the third and fourth quarter 2008 base fees have been paid in cash during the first quarter of 2009.

Base management fees for the first quarter of 2009 are expected to be $462,000. Our Manager has not yet determined whether it will re-invest these fees in LLC interests.

Our Manager is not entitled to any other compensation and all costs incurred by our Manager, including compensation of seconded staff, are paid out of its management fee. However, we are responsible for other direct costs including, but not limited to, expenses incurred in the administration or management of our businesses and investments, income taxes, audit and legal fees, acquisitions and dispositions and compliance with applicable laws and regulations. During the years ended December 31, 2008 and December 31, 2007, the Manager charged the Company $274,000 and $303,000, respectively, for reimbursement of out-of-pocket expenses. During the three months ended March 31, 2009, the Manager charged the Company $109,000 for reimbursement of out-of pocket expenses.

Acquisition Opportunities.  Under the terms of the management services agreement, our Manager has exclusive responsibility for reviewing and making recommendations to the board with respect to acquisition opportunities and dispositions. In the event that an opportunity is not originated by our Manager, our board must seek a recommendation from our Manager prior to making a decision concerning any acquisition or disposition. Our Manager and its affiliates refer to the company’s board of directors any acquisition opportunities in accordance with the U.S. acquisition priorities below that are made available to the Macquarie Capital Funds group of the Macquarie Group unless our chief executive officer determines that such opportunity does not meet our acquisition criteria adopted by the company’s board of directors.

We have first priority ahead of all current and future entities managed by our Manager or by members of the Macquarie Group within the Macquarie Capital Funds group in each of the following infrastructure acquisition opportunities that are within the United States:

Sector
Airport fixed base operations
District energy
Airport parking
User pays assets, contracted assets and regulated assets (as defined below) that represent an investment of greater than AUD 40 million ($27.7 million as of March 31, 2009), subject to the following qualifications:

Roads	The company has second priority after Macquarie Infrastructure Group, any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Infrastructure Group has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Infrastructure Group and such entity are co-investing in the proposed investment.
Airport ownership	The company has second priority after Macquarie Airports (consisting of Macquarie Airports Group and Macquarie Airports), any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Airports has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Airports and such entity are co-investing in the proposed investment.

Sector
Communications	The company has second priority after Macquarie Communications Infrastructure Group, any successor thereto or spin-off managed entity thereof or any one managed entity to which Macquarie Communications Infrastructure Group has transferred a substantial interest in its U.S. Assets; provided that, in the case of such transferee, both Macquarie Communications Infrastructure Group and such entity are co-investing in the proposed investment.

User pays assets mean businesses that are transportation related and derive a majority of their revenues from a per use fee or charge.

Contracted assets mean businesses that derive a majority of their revenues from long-term contracts with other businesses or governments.

Regulated assets mean businesses that are the sole or predominant providers of at least one essential service in their service areas and where the level of revenue earned or charges imposed are regulated by government entities.

The company has first priority ahead of all current and future entities managed by our Manager or any Manager affiliate in all investment opportunities originated by a party other than our Manager or any Manager affiliate where such party offers the opportunity exclusively to the company and not to any other entity managed by our Manager or any Manager affiliate within the Macquarie Capital Funds group.

Preferred Financial Advisor.  Affiliates of the Macquarie Group, including Macquarie Capital (USA) Inc. (formerly Macquarie Securities (USA) Inc.), or MCUSA, have preferred provider status in respect of any financial advisory services to be contracted for by us. We will contract for such services on an arm’s-length basis on market terms upon approval by our audit committee. Any fees payable for such financial advisory services are in addition to fees paid under the management services agreement.

Advisory Services from the Macquarie Group

The Macquarie Group, and wholly-owned subsidiaries within the Macquarie Group, including Macquarie Bank Limited (“MBL”) and MCUSA, have provided various advisory and other services and have incurred expenses in connection with our acquisitions, dispositions and underlying debt. From January 1, 2008 through March 31, 2009, amounts relating to these transactions comprise the following ($ in thousands):

As of March 31, 2009
Airport services business debt amendment	• debt arranging services from MCUSA	$970
Year Ended December 31, 2008
Acquisition of Seven Bar FBOs	• advisory services from MCUSA	819
	• reimbursement of out-of-pocket expenses to MCUSA	3

Long-Term Debt

Until February 2008, we had a $300.0 million revolving credit facility with various financial institutions, including MBL. In February 2008, we entered into an amended and restated revolving credit facility with a number of lenders, including MBL. Amounts relating to the portion of the revolving credit facilities from Macquarie Group companies comprise the following ($ in thousands):

2009 (as at March 31)
Revolving credit facility commitment provided by Macquarie Group during the period January 1, 2008 through February 11, 2008	$50,000
Revolving credit facility commitment provided by Macquarie Group during the period February 12, 2008 through March 31, 2009	66,667
Portion of credit facility commitment from Macquarie Group draw down, as of March 31, 2009	14,755
Portion of credit facility commitment from Macquarie Group draw down, as of December 31, 2008	15,333
Interest expense on Macquarie Group portion of the draw down commitment for the first quarter 2009	207
Interest expense on Macquarie Group portion of the drawn down commitment for the 2008 fiscal year	698
Principal payments to Macquarie Group in first quarter 2009	578
Principal payments to Macquarie Group in 2008	—
Commitment fees to the Macquarie Group for the quarter ended March 31, 2009	64
Commitment fees to the Macquarie Group for the year ended December 31, 2008	252
Upfront fee to Macquarie Group upon renewal of facility in February 2008	333

On April 14, 2009, we decreased our revolving credit facility from $300.0 million to $97.0 million. This resulted in a decrease in the Macquarie Group’s total commitment under the revolving credit facility from $66.7 million to $21.6 million.

Derivative Instruments and Hedging Activities

We have derivative instruments in place to fix the interest rate on outstanding term loan facilities. MBL has provided interest rate swaps for our airport services business and our gas production and distribution business. At December 31, 2008 and March 31, 2009, the airport services business had $900.0 million and $855.4 million, respectively, of its term loans hedged, of which MBL was providing the interest rate swaps for a notional amount of $343.3 million and $326.1 million, respectively. The remainder of the swaps are from an external party. During the year ended December 31, 2008 and for the first quarter ended March 31, 2009, the airport services business made net payments to MBL of $5.8 million and $3.1 million, respectively, in relation to these swaps. On February 25, 2009, in connection with a partial repayment of loans under this facility, we paid $5.1 million of interest rate swap break fees of which $1.1 million was paid to MBL.

At December 31, 2008 and March 31, 2009, our gas production and distribution business had $160.0 million of its term loans hedged, of which MBL was providing the interest rate swaps for a notional amount of $48.0 million. The remainder of the swaps are from an external party. During the year ended December 31, 2008 and the quarter ended March 31, 2009, the gas production and distribution business made net payments to MBL of $685,000 and $345,000, respectively, in relation to these swaps.

Other Transactions

On March 30, 2009, our gas production and distribution business had entered into licensing agreements with Utility Service Partners, Inc. and America’s Water Heater Rentals, LLC, both indirect subsidiaries of Macquarie Group Limited, to enable these entities to offer products and services to our gas production and distribution business customer base. No payments were made under these arrangements during the first quarter ended March 31, 2009.

In 2008, we received a reimbursement of $1.4 million for due diligence expenses incurred during 2007 and the first half of 2008 from Macquarie Global Opportunities Partners, or MGOP, a private equity fund managed by the Macquarie Group, in relation to an acquisition that we did not complete, but which was acquired by MGOP.

On August 29, 2008, MGOP completed the acquisition of the jet membership, retail charter and fuel management business units previously owned by Sentient Jet Holdings, LLC. The new company is called Sentient Flight Group (referred to hereafter as “Sentient”). Sentient is an existing customer of our airport services business. For the period August 29, 2008 through December 31, 2008 and for the first quarter ended March 31, 2009, our airport services business recorded $3.6 million and $1.8 million, respectively, in revenue from Sentient. As of December 31, 2008 and March 31, 2009, the airport services business had $77,000 and $72,000, respectively, in receivables from Sentient.

In addition, the Company and various of its subsidiaries have entered into a licensing agreement with the Macquarie Group related to the use of the Macquarie name and trademark. The Macquarie Group does not charge the Company any fees for this license.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our Manager and our directors and officers, and persons who beneficially own more than ten percent of our LLC interests, to file initial reports of ownership and reports of changes in ownership of our LLC interests and our other equity securities with the Securities and Exchange Commission. As a practical matter, we assist our Manager and our directors and officers by monitoring transactions and completing and filing Section 16 reports on their behalf. In 2008, all transactions were timely reported.

SHAREHOLDER PROPOSALS FOR THE 2010 ANNUAL MEETING OF SHAREHOLDERS

To be considered for inclusion in our proxy statement for the 2010 Annual Meeting of Shareholders, shareholder proposals must be received by the company no later than February 3, 2010 and no earlier than January 4, 2009. In order to be included in company-sponsored proxy materials, shareholder proposals will need to comply with Rule 14a-8 promulgated under the Exchange Act. If you do not comply with Rule 14a-8, we will not be required to include the proposal in the proxy statement and the proxy card we will mail to shareholders. No other business (other than matters included in our proxy statement in accordance with Rule 14a-8) may be presented for action at the annual meeting unless a shareholder gives timely notice of the proposal in writing to the Secretary. To be timely, a shareholder’s notice is required to be delivered to the Secretary not less than 120 days or more than 150 days prior to the first anniversary of the preceding year’s annual meeting. Shareholder proposals should be sent to Macquarie Infrastructure Company LLC, 125 West 55th Street, New York, New York 10019, United States of America, Attention: General Counsel and Secretary.

UNITED STATES SECURITIES AND EXCHANGE COMMISSION REPORTS

Copies of our annual report on Form 10-K for the fiscal year ended December 31, 2008, as filed with the SEC, are available to shareholders free of charge on our website at www.macquarie.com/mic under “Investor Center/SEC Filings” or by writing to us at 125 West 55th Street, New York, New York 10019, United States of America, Attention: Investor Relations.

OTHER MATTERS

We know of no other business that will be brought before the Annual Meeting. If any other matter or any proposal should be properly presented and should properly come before the meeting for action, the persons named in the accompanying proxy will vote upon such proposal at their discretion and in accordance with their best judgment.

Exhibit A

AMENDMENT NO. 2

TO THE

AMENDED AND RESTATED
MANAGEMENT SERVICES AGREEMENT

AMONG

MACQUARIE INFRASTRUCTURE COMPANY LLC,
MACQUARIE INFRASTRUCTURE COMPANY INC.,
MACQUARIE YORKSHIRE LLC,
SOUTH EAST WATER LLC,
COMMUNICATIONS INFRASTRUCTURE LLC

AND

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

Dated as of [•  ], 2009

This AMENDMENT NO. 2 (the “Amendment”) to the AMENDED AND RESTATED MANAGEMENT SERVICES AGREEMENT, dated as of June 22, 2007 and effective as of June 25, 2007 (as amended by Amendment No. 1, dated February 7, 2008 (“Amendment No. 1”), and as further amended, supplemented or otherwise modified through the date hereof, the “Original Agreement”), is entered into as of [•  ], 2009 by and among Macquarie Infrastructure Company LLC, a Delaware limited liability company (the “Company”), Macquarie Infrastructure Company Inc., a Delaware corporation, Macquarie Yorkshire LLC, a Delaware limited liability company, South East Water LLC, a Delaware limited liability company, Communications Infrastructure LLC, a Delaware limited liability company (each a “Managed Subsidiary” and, together with any directly owned Subsidiary of the Company as from time to time may exist and that has executed a counterpart of the Original Agreement in accordance with Section 2.3 thereof, collectively, the “Managed Subsidiaries”), and Macquarie Infrastructure Management (USA) Inc., a Delaware corporation (the “Manager”). Individually, each party hereto shall be referred to as a “Party” and collectively as the “Parties.” Capitalized terms used but not otherwise defined in this Amendment shall have the meanings set forth in the Original Agreement.

WHEREAS, the Parties previously entered into the Original Agreement, whereby the Company and the Managed Subsidiaries agreed to appoint the Manager to manage their business and affairs as therein described, and the Manager agreed to act as Manager on the terms and subject to the conditions set forth therein; and

WHEREAS, the Parties desire to amend the Original Agreement as provided herein;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the P arties hereto agree as follows:

Section 1.1 Amendments to Original Agreement.

(a) The definition of “LLC Interest Price Period” in Article I of the Original Agreement is hereby deleted in its entirety and replaced with the following:

“LLC Interest Price Period” means the last 15 Trading Days of the relevant Fiscal Quarter.

(b) Sections 7.2(e)(i) and (ii) of the Original Agreement are hereby deleted in their entirety and replaced with the following:

(i) If the Manager determines to invest all or any portion of its Base Management Fee with respect to a Fiscal Quarter in LLC Interests, the Manager shall be entitled to purchase, upon payment, that number of LLC Interests equal to such amount of the Base Management Fee divided by the volume weighted average trading price of an LLC Interest during the LLC Interest Price Period of such Fiscal Quarter.

(ii) In the event the Manager determines to invest all or any portion of its Base Management Fee in LLC Interests, it shall notify the Company and the Compensation Committee at the time of the notification pursuant to Section 7.2(b) and the LLC Interests shall be issued to the Manager on the seventh Business Day immediately following receipt by the Company of the notification pursuant to Section 7.2(b). The Manager may apply amounts owing to it pursuant to this Section 7.2 against amounts payable by the Manager in relation to the subscription for LLC Interests.

(c) Sections 7.3(e)(i) and (ii) of the Original Agreement are hereby deleted in their entirety and replaced with the following:

(i) If the Manager determines to invest all or any portion of its Performance Fee with respect to a Fiscal Quarter in LLC Interests, the Manager shall be entitled to purchase, upon payment, that number of LLC Interests equal to such amount of the Performance Fee divided by the volume weighted average trading price of an LLC Interest during the LLC Interest Price Period of such Fiscal Quarter.

(ii) In the event the Manager determines to invest all or any portion of its Performance Fee in LLC Interests, it shall notify the Company and the Compensation Committee at the time of the notification pursuant to Section 7.3(b) and the LLC Interests shall be issued to the Manager on the seventh Business

Day following receipt by the Company of the notification pursuant to Section 7.3(b)). The Manager may apply amounts owing pursuant to this Section 7.3 against amounts payable by the Manager in relation to the subscription for LLC Interests.

Section 1.2 Applicable Law.  This Amendment shall be construed in accordance with the laws of the State of New York.

Section 1.3 Effective Date.  This Amendment shall become effective as of the date first written above (the “Effective Date”) upon receipt by the Company of counterparts of this Amendment duly executed by the Company, the Managed Subsidiaries and the Manager.

Section 1.4 Miscellaneous.  From and after the Effective Date of this Amendment, each reference in the Original Agreement to “this Agreement”, “hereof”, “hereunder”, or words of like import in any and all agreements, instruments, documents, notes, certificates and other writings of any kind and nature shall be deemed to refer to the Original Agreement as amended by this Amendment. This Amendment may be executed in any number of counterparts, each of which shall be an original, but all of which together constitute one instrument. The headings in this Amendment are for purposes of reference only and shall not limit or otherwise effect the meaning hereof.

IN WITNESS WHEREOF, the Company, the Managed Subsidiaries and the Manager have caused this Amendment No. 2 to the Management Services Agreement to be executed as of the day and year first above written.

MACQUARIE INFRASTRUCTURE COMPANY LLC

By:	Name: Peter Stokes Title: Chief Executive Officer

MACQUARIE INFRASTRUCTURE COMPANY INC.
(d/b/a Macquarie Infrastructure Company (US))

By:	Name: Peter Stokes Title: Chief Executive Officer

MACQUARIE YORKSHIRE LLC

By:	Macquarie Infrastructure Company LLC, as Managing Member of Macquarie Yorkshire LLC
By:	Name: Peter Stokes Title: Chief Executive Officer

SOUTH EAST WATER LLC

By:	Macquarie Infrastructure Company LLC, as Managing Member of South East Water LLC
By:	Name: Peter Stokes Title: Chief Executive Officer

COMMUNICATIONS INFRASTRUCTURE LLC

By:	Macquarie Infrastructure Company LLC, as Managing Member of Communications Infrastructure LLC
By:	Name: Peter Stokes Title: Chief Executive Officer

MACQUARIE INFRASTRUCTURE MANAGEMENT (USA) INC.

By:	Name: Jay Davis Title: Vice President

By:	Name: Alan Stephen Peet Title: Vice President

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com .

MACQUARIE INFRASTRUCTURE COMPANY LLC
This proxy is solicited on behalf of the Board of Directors
for the Annual Meeting of Shareholders
6/4/2009 11:00 AM

The undersigned hereby appoints Peter Stokes and Todd Weintraub, and each of them, attorneys and proxies with the power of substitution, to represent and to vote on behalf of the undersigned all of the LLC interests of Macquarie Infrastructure Company LLC that the undersigned is entitled in any capacity to vote if personally present at the 2009 Annual Meeting of Shareholders to be held on June 4, 2009 at 11:00 AM, EST, at The Hilton New York 1335 Avenue of the Americas New York, NY 10019, and at any adjournment or postponement thereof, in accordance with the instructions set forth on the reverse and with the same effect as though the undersigned were present in person and voting the shares. The proxies are authorized in their discretion to vote for the election of a person to the board of directors if any nominee named herein becomes unable to serve or for good cause will not serve, upon all matters incident to the conduct of the meeting, and upon such other business as may properly come before the meeting.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000022498_2 R2.09.03.17

MACQUARIE

MACQUARIE INFRASTRUCTURE CO. LLC
125 WEST 55TH STREET, 22NDFLOOR
NEW YORK, NY 10019

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 Norman H. Brown, Jr. 02 George W. Carmany, III 03 William H. Webb

The Board of Directors recommends you vote FOR the following proposal(s):

NOTE: Such other business as may properly come before the meeting or any adjournment thereof.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000022498_1 R2.09.03.17